Exhibit 10.5
[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT
by and between
MOLECULAR PARTNERS AG
and
AMGEN INC.
December 18, 2018

TABLE OF CONTENT

PAGE

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	COLLABORATION; GOVERNANCE	18
2.1	Collaboration Overview	18
2.2	Joint Steering Committee	21
2.3	Alliance Managers	22
ARTICLE 3	LICENSES	22
3.1	Licenses to Amgen	22
3.2	Licenses to Molecular Partners	22
3.3	Sublicensing	22
3.4	Subcontracting	22
3.5	Technology Transfer	22
3.6	No Implied Licenses; Negative Covenant	23
3.7	Retained Rights	23
3.8	Exclusivity.	23
ARTICLE 4	DEVELOPMENT	24
4.1	Development Program	25
4.2	Development Plan	25
4.3	Development Costs	26
4.4	Development Cost Deferral and Termination	26
4.5	Development Diligence	27
4.6	Development Records	28
4.7	Development Reports and Updates	28
4.8	Data Exchange	28
4.9	Materials Transfer	29
ARTICLE 5	REGULATORY MATTERS	29
5.1	Regulatory Materials and Approvals.	29
5.2	Regulatory Costs	31
5.3	Safety Database; Pharmacovigilance	31
ARTICLE 6	COMMERCIALIZATION	31
6.1	Overview	31
6.2	Commercialization Plans	32
6.3	Commercialization Diligence	32
6.4	Commercialization Progress Updates	32
6.5	Licensed Bispecific Pricing	32
ARTICLE 7	MANUFACTURE AND SUPPLY	32
7.1	CMC Development; Supply	32
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7.2	Transfer of Manufacturing Technology	33
7,3	Manufacturing Records and Reports	34
7.4	Clinical Supply Agreements and Quality Agreements	34
ARTICLE 8	MP COMBINATION THERAPIES	34
8.1	General	34
8.2	Restrictions	35
8.3	Supply	35
8.4	JSC Update	36
8.5	Regulatory Matters for MP Combination Therapies.	36
8.6	Commercialization of MP Combination Therapies	37
ARTICLE 9	FINANCIALS	37
9.1	Upfront Fee	37
9.2	Development Costs	37
9.3	Development Milestone Payments	38
9.4	Sales Milestone Payments	39
9.5	Royalties	39
9.6	Third Party Intellectual Property	41
9.7	Method of Payment; Currency Conversion	41
9.8	Blocked Currency	42
9.9	Late Payments	42
9.10	Financial Records; Audits	42
9.11	Taxes	42
ARTICLE 10	INTELLECTUAL PROPERTY	44
10.1	Ownership of Inventions	44
10.2	Prosecution of Patents.	45
10.3	Enforcement of Molecular Partners Patents and Joint Patents.	47
10.4	Patents Licensed from Third Parties	51
10.5	Infringement of Third Party Rights in the Territory	51
10.6	Defense of Patents	52
10.7	Patent Term Extension	52
10.8	Patent Marking	53
10.9	Personnel Obligations	53
10.10	Trademarks, Corporate Logos and other Intellectual Property Rights	53
ARTICLE 11	REPRESENTATIONS AND WARRANTIES; COVENANTS	53
11.1	Mutual Representations and Warranties	53
11.2	Representations and Warranties by Molecular Partners	54
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PAGE

11.3	Covenants.	56
11.4	Disclaimer	58
11.5	No Other Representations or Warranties	58
ARTICLE 12	INDEMNIFICATION	58
12.1	Indemnification by Molecular Partners	58
12.2	Indemnification by Amgen	59
12.3	Indemnification Procedures	59
12.4	Insurance	60
ARTICLE 13	CONFIDENTIALITY	60
13.1	Confidentiality	60
13.2	Restrictions	61
13.3	Authorized Disclosure	61
13.4	Publicity.	62
13.5	Publications	63
13.6	Attorney-Client Privilege	64
ARTICLE 14	TERM AND TERMINATION	64
14.1	Term	64
14.2	Termination by Amgen at Will	64
14.3	Termination by Either Party for Breach	64
14.4	Termination for Insolvency	65
14.5	Effects of Termination of this Agreement	65
14.6	Other Remedies	68
14.7	Rights in Bankruptcy	68
14.8	Survival	68
ARTICLE 15	DISPUTE RESOLUTION	69
15.1	Disputes	69
15.2	Internal Resolution	69
15.3	Submission to Arbitration for Resolution	69
15.4	Governing Law	70
15.5	Award	70
15.6	Costs	70
15.7	Injunctive Relief	70
15.8	Confidentiality	70
15.9	Jurisdiction	71
15.10	Patent and Trademark Disputes	71
15.11	Baseball Arbitration	71
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ARTICLE 16	MISCELLANEOUS	72
16.1	Entire Agreement; Amendment	72
16.2	Force Majeure	72
16.3	Notices	72
16.4	Interpretation	73
16.5	No Third-Party Beneficiaries	73
16.6	Successors and Assigns	73
16.7	Rights upon Change of Control of Molecular Partners	74
16.8	Sale Transaction or Acquisition	74
16.9	Performance by Affiliates	74
16.10	Further Actions	74
16.11	Compliance with Applicable Law	74
16.12	Limitation of Liability	74
16.13	Severability	74
16.14	Non-Use of Names	65
16.15	No Waiver	65
16.16	Independent Contractors	65
16.17	Counterparts	65
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REDACTED VERSION 4/18/2021
COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (the “Agreement”) is entered into as of December 18, 2018 (the “Effective Date”) by and between Molecular Partners Ag, a Swiss corporation having an address at Wagistrasse 14 8952, Zürich-Schlieren, Switzerland (“Molecular Partners”) and Amgen Inc., a Delaware corporation having an address at One Amgen Center Drive, Thousand Oaks, California 91320, United States of America (“Amgen”). Molecular Partners and Amgen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
BACKGROUND
Whereas, Molecular Partners is developing its proprietary product designated as MP0310 and other DARPin Compounds (as such term is defined below);
Whereas, Amgen has research, development, manufacturing and commercialization expertise for the development and commercialization of pharmaceutical and biologics products in the field of oncology;
Whereas, the Parties desire to collaborate with respect to the clinical development of MP0310 for use in combination with certain Amgen products (the “Collaboration”); and
Whereas, Amgen desires to obtain a license under Molecular Partners’ proprietary technology and intellectual property for the development and commercialization of the Licensed Bispecific (as such term is defined below) in the Field (as such term is defined below) upon the terms and conditions set forth herein, and Molecular Partners desires to grant such license.
Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
For the purposes of this Agreement and the Exhibits hereto, the following words and phrases have the following meanings:
1.1    “4-1BB” means the co-stimulatory molecule also known CD137.
1.2    “4-1BB Patents” means [***] Patents that [***].
1.3    “Acquiree” has the meaning set forth in Section 16.8.
1.4    “Additional Tax” has the meaning set forth in Section 9.11(d)(i).

1.5    “Affiliate” means, with respect to a Person, any other Person that controls, is controlled by or is under common control with such Party, for as long as such control exists. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the possession, either directly or indirectly through one or more intermediaries, of (a) power to direct or cause the direction of the management or policies of such entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of more than fifty percent (50%) of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.
1.6    “Agreement” has the meaning set forth in the preamble to this Agreement.
1.7    “Alliance Manager” has the meaning set forth in Section 2.3.
1.8    “Amgen” has the meaning set forth in the preamble to this Agreement.
1.9    “Amgen Indemnitees” has the meaning set forth in Section 12.1.
1.10    “Amgen Know-How” means all Know-How that is Controlled by Amgen as of the Effective Date or during the Term that is [***].
1.11    “Amgen Patents” means any Patent (other than a Joint Patent) that (a) is Controlled by Amgen as of the Effective Date or during the Term, and (b) would be infringed, absent a license or ownership, by the Exploitation of the Licensed Bispecific. For purposes of determining whether a patent application falls within this definition, a patent application shall be considered “infringed” if its pending claims would be infringed, if issued.
1.12    “Amgen Product” means any therapeutically active compound or product that [***] (c) is not the Licensed Bispecific.
1.13    “Amgen Technology” means the Amgen Patents, Amgen Know-How, and Amgen’s interest in Joint Patents and Joint Inventions.
1.14    “Amgen Therapeutic Product” has the meaning set forth in Section 11.3(f).
1.15    “Amgen Withholding Tax Action” has the meaning set forth in Section 9.11(d)(i).
1.16    “Anti-Bribery and Anti-Corruption Laws” has the meaning set forth in Section 11.3(d)(i).
1.17    “Anti-Corruption Policies” has the meaning set forth in Section 11.3(d)(i).
1.18    “Applicable Laws” means, with respect to a given country, the applicable laws, rules and regulations that may be in effect from time to time in such country and that relate to a

Party’s activities under this Agreement, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities of such country.
1.19    “Arising Amgen Patent” means any Amgen Patent claiming Inventions made, conceived, or reduced to practice by Amgen in the course of performance of Amgen’s activities under this Agreement.
1.20    “Assigned Improvements” has the meaning set forth in Section 10.1(e).
1.21    “Background IP” means Background Patent Rights and Background Know-How.
1.22    “Background Know-How” means Know-How (a) Controlled by a Party prior to the Effective Date or (b) Controlled by such Party during the Term, but not generated in the performance of the activities contemplated under this Agreement.
1.23    “Background Patent Rights” means Patents (a) Controlled by a Party prior to the Effective Date or (b) Controlled by such Party during the Term, but not generated in the performance of the activities contemplated under this Agreement.
1.24    “Bankruptcy Code” has the meaning set forth in Section 14.4.
1.25    “Bankrupt Party” has the meaning set forth in Section 14.7.
1.26    “Biosimilar Product” means, with respect to any pharmaceutical or biological product in any country, a product (a) that has an active ingredient that is identical, “similar,” or “highly similar” to the active ingredient of the Licensed Bispecific, as the phrase “similar” is used in Directive 2001/83/EC, as amended, or as the phrase “highly similar” is used in 42 U.S.C. § 262(i)(2), or an equivalent designation under comparable legislation of a country outside of the European Union or United States, in each case notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between such biological product and the Licensed Bispecific in terms of the safety, purity and potency, (b) for which Regulatory Approval is obtained by referencing Regulatory Materials of such Licensed Bispecific, (c) that is approved for use in such country pursuant to a Regulatory Approval process governing approval of interchangeable or biosimilar biologics as described in 42 U.S.C. § 262, or an equivalent process for Regulatory Approval in any country outside the United States, or any other equivalent provision that comes into force, or is the subject of a notice with respect to such Licensed Bispecific under 42 U.S.C. § 262(l)(2) or any other equivalent provision that comes into force in such country, and (d) is sold in the same country (or is commercially available in the same country via import from another country) as such Licensed Bispecific by any Third Party that is not a Sublicensee of Amgen or its Affiliates and that did not purchase such product in a chain of distribution that included any of Amgen or any of its Affiliates or its Sublicensees.
1.27    “BLA” means (a) a Biologics License Application as defined in the FD&C Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto), or (b) any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Application (MA) filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.28    “Board of Directors” has the meaning set forth in Section 1.32(a).
1.29    “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in Zürich, Switzerland or Los Angeles, California, United States of America.
1.30    “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, that the first Calendar Quarter for the first Calendar Year extends from the Effective Date to the end of the first complete Calendar Quarter thereafter.
1.31    “Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and, thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.
1.32    “Change of Control” with respect to a Party, is deemed to have occurred if any of the following occurs after the Effective Date:
(a)    any “person” or “group” (as such terms are defined below) who (i) is or becomes the “beneficial owner” (as such term is defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body (“Board of Directors”); or
(b)    such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

(c)    such Party sells or transfers to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of such Party’s assets to which this Agreement relates; or
(d)    the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.
For the purpose of this definition of Change of Control, (i) ”person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (ii) a “beneficial owner” is determined in accordance with Rule 13d-3 under the aforesaid Act; and (iii) the terms “beneficially owned” and “beneficially own” have meanings correlative to that of “beneficial owner.”
1.33    “Claims” has the meaning set forth in Section 12.1.
1.34    “Clinical Product Quality Agreement” has the meaning set forth in Section 7.4.
1.35    “Clinical Supply Agreement” has the meaning set forth in Section 7.4.
1.36    “Clinical Trial” means a research study in which one or more human subjects are prospectively assigned to one or more interventions (which may include placebo or other control) to evaluate the effects of those interventions on health-related biomedical outcomes, including a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Phase 4 Clinical Trial.
1.37    “CMO” has the meaning set forth in Section 7.1(a).
1.38    “Collaboration” has the meaning set forth in the preamble to this Agreement.
1.39    “Combination Inventions” has the meaning set forth in Section 10.1(f).
1.40    “Combination Therapy” means a therapy that includes the Licensed Bispecific and any Amgen Product that are approved (or being Developed for approval) for use in combination with one another, whether sold at a single price point or under separate price points or as part of a course of treatment.
1.41    “Commercialization” means the marketing, promotion, sale, and distribution of a Product in the Territory, including commercial activities in preparation for the First Commercial Sale of a Product. “Commercialize” has a correlative meaning.
1.42    “Commercialization Plan” has the meaning set forth in Section 6.2.
1.43    “Commercially Reasonable Efforts” means, with respect to a Party (directly or through Affiliates or Sublicensees) performing activities under this Agreement, those efforts and resources consistent with the efforts and resources normally used by a similarly situated pharmaceutical company of comparable size for the development or commercialization of a product of a similar value, stage of development, life cycle and commercial potential, taking into account all relevant factors, including issues of safety and efficacy, product profile, difficulty in developing or manufacturing the Product, competitiveness of Third Party alternative products (including generic products), the patent or other proprietary position of the Product (including patent coverage and Regulatory Exclusivity), the regulatory requirements involved and the potential profitability of the Product, and other relevant factors such as technical, legal, scientific or medical factors. It is anticipated that the level of effort may change over time, reflecting changes in the status of the aforementioned attributes and potential of the Product.
1.44    “Competing Program” has the meaning set forth in Section 3.8(b).
1.45    “Confidential Information” means, with respect to a Party and subject to the last paragraph of Section 13.1, all Information of such Party that is disclosed to the other Party under this Agreement, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form. All confidential Information disclosed by or on behalf of either Party pursuant to the Confidentiality Agreement is deemed to be the disclosing Party’s Confidential Information hereunder.
1.46    “Confidentiality Agreement” means the Confidential Disclosure Agreement entered into by Amgen and Molecular Partners effective as of [***], the Confidential Disclosure Agreement entered into by Amgen and Molecular Partners effective as of [***], and Amgen’s Request for Restricted Information dated [***].
1.47    “Control” or “Controlled” means, with respect to any Patent, Know-How, Information, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party a license or access as provided herein to such Patent, Know-How, Information or other intellectual property right, without violating the terms of any agreement or other arrangement of such Party with any Third Party, or such Party being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access; provided, however, if (a) a Party or its Affiliate would Control any Patent, Know-How, Information, or other intellectual property right but for an obligation to pay royalties or other consideration in connection with a grant to the other Party of such Know-How, Patent, or other intellectual property right and (b) the other Party agrees in writing to reimburse the first Party for all such royalties or other consideration, provided that the other Party may offset such amounts paid to the first Party under Article 9, then such Patent, Know-How, Information, or other intellectual property right shall be deemed Controlled by the first Party or such Affiliate.
1.48    “Cost-Sharing Data Package” has the meaning set forth in Section 4.4(a).
1.49    “Cost-Sharing Termination” has the meaning set forth in Section 4.4(c).
1.50    “Cost-Sharing Termination Right” has the meaning set forth in Section 4.4(c).

1.51    “Cover” means, with respect to a Valid Claim of a Patent and a Licensed Bispecific, that such claim would be infringed, absent a license or ownership, by the Exploitation of such Licensed Bispecific with respect to a given country (considering claims of patent applications to be issued as then pending). Cognates of the word “Cover” have correlative meanings.
1.52    “Covered Individuals and Entities” and “Covered Individual and Entity” has the meaning set forth in Section 11.3(f).
1.53    “DARPin Binding Domain” means an ankyrin repeat domain [***] that [***].
1.54    “DARPin Compound” means any compound comprising a designed ankyrin repeat protein or a designed ankyrin repeat domain as described or otherwise disclosed in [***].
1.55    “DARPin Technology” means any DARPin Compound or component thereof and any method or process applicable to the research, development, manufacturing, clinical use, or commercialization of such DARPin Compound or component thereof for diagnostic or therapeutic use.
1.56    “Data” means any and all scientific, technical, test, marketing or sales data pertaining to any Product that is generated by or on behalf of a Party, their respective Affiliates or sublicensees, including research data, clinical pharmacology data, pre-clinical data, clinical data, clinical study reports or submissions made in association with an IND or Marketing Application (MA) with respect to any Product.
1.57    “Deferred Development Costs” has the meaning set forth in Section 4.4(b).
1.58    “Development” means all activities that relate to the development of Licensed Bispecifics and Combination Therapies, including (a) research, nonclinical testing, toxicology, and Clinical Trials, and (b) obtaining, maintaining, or expanding Regulatory Approval of a Product (including preparation, submission, review, and development of Data or Information for the purpose of submission to a Governmental Authority to obtain, maintain, or expand Regulatory Approval of a Product); provided, however, that Development excludes Commercialization activities and the building of commercial inventory of Product or the building or construction of any manufacturing facilities. “Develop” has a correlative meaning.
1.59    “Development Budget” means the reasonably detailed budget associated with the Development Plan, detailing the anticipated Development Costs for at least the following Calendar Year and a general projection of anticipated costs for the subsequent [***] from the date such budget is prepared or updated.
1.60    “Development Cost Deferral” has the meaning set forth in Section 4.4(b).
1.61    “Development Costs” means, solely with respect to the Licensed Bispecific and Combination Therapy [***], all reasonable costs that are directly incurred by a Party with respect to the following: [***].

1.62    “Development Lead” has the meaning set forth in Section 4.1(a).
1.63    “Development Plan” has the meaning set forth in Section 4.2.
1.64    “Disputes” has the meaning set forth in Section 15.1.
1.65    “Dollar” means a United States dollar, and “$” shall be interpreted accordingly.
1.66    “Effective Date” has the meaning set forth in the preamble to this Agreement.
1.67    “European Union” means the economic, scientific, and political organization of European member states, as its membership may be altered from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom. Notwithstanding the foregoing, the European Union shall include the France, Germany, Italy, Spain, and the United Kingdom for purposes of this definition regardless of whether such countries officially exit the European Union during the Term.
1.68    “Executive Officer” means, [in the case of Amgen, Senior Vice President, Development, and in the case of Molecular Partners, Molecular Partners’ Chief Executive Officer].
1.69    “Exploit” means to research, Develop, make, have made, manufacture, store, handle, use, offer for sale, sell, have sold, import, export, register or otherwise exploit, or transfer possession of or title in. Cognates of the word “Exploit” shall have correlative meanings.
1.70    “FAP” means fibroblast activation protein.
1.71    “FAP Patents” means Molecular Partners Patents that [solely claim the structure, composition, or components of FAP-specific DARPin Binding Domains, or methods of using or making such FAP-specific DARPin Binding Domains].
1.72    “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.73    “FDA” means the United States Food and Drug Administration or its successor.
1.74    “Field” means any and all uses.
1.75    “First Commercial Sale” means, with respect to a Product and country, the first sale by Amgen or its Affiliates or Sublicensees to a Third Party of such Product in such country for end use or consumption of such Product after Regulatory Approval has been granted with respect to such Product in such country.

1.76    “FTE” means a full-time equivalent person year [(consisting of a total of one thousand eight hundred twenty (1,820) hours per year)] of Development work undertaken by Molecular Partners or Amgen employees, as applicable. If any personnel of a Party works partially on the research and Development of Licensed Bispecifics and Combination Therapies (excluding work solely related to the development of an Amgen Product) and partially on other work outside the Collaboration in a given fiscal year, then the full-time equivalent to be attributed to such individual’s work hereunder will be equal to the percentage of such individual’s total work time in such fiscal year that such individual spent working on activities related to the research and Development of Licensed Bispecifics and Combination Therapies (excluding work solely related to the development of an Amgen Product). Each Party shall track FTE’s using its standard practice and normal systems and methodologies. Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.
1.77    “FTE Rate” means the rate per FTE of [***] per annum, with respect to Development activities conducted pursuant to this Agreement [***]. The FTE Rate includes [***].
1.78    “GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.
1.79    “GCPs” means the then-current standards, practices and procedures promulgated or endorsed by the FDA for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials as set forth in the guidelines titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures in jurisdictions outside the United States, as they may be updated from time to time, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.
1.80    “GLPs” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time.
1.81    “GMPs” means the then-current good manufacturing practices required by the FDA, as defined in 21 C.F.R. Parts 210 and 211 and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the United States, as they may be updated from time to time. GMPs shall include applicable quality guidelines promulgated under the International Conference on Harmonization.
1.82    “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.83    “Healthcare Institution” or “HCI” has the meaning set forth in Section 11.3(f).
1.84    “Healthcare Professional” or “HCP” has the meaning set forth in Section 11.3(f).
1.85    “HSA” means human serum albumin.
1.86    “IFRS” means the then current International Financial Reporting Standards, in each case consistently applied.
1.87    “Incurring Party” has the meaning set forth in Section 9.2.
1.88    “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
1.89    “Indemnified Party” has the meaning set forth in Section 12.3.
1.90    “Indemnifying Party” has the meaning set forth in Section 12.3.
1.91    “Independent Development Activities” has the meaning set forth in Section 8.1.
1.92    “Indication” means a separate and distinct type of disease or medical condition (or precursor condition thereof) in humans in a broad therapeutic area (e.g., oncology, rheumatology, neurology) to which a Product is directed. [***] For the avoidance of doubt, the Parties agree that: (a) prevention of a disease or medical condition shall not be a separate Indication from treatment of the same disease or medical condition; and (b) the treatment and prevention of separate varieties of the same disease or medical condition are not separate Indications if usually covered under a single approval by Regulatory Authorities and similarly treated.
1.93    “Information” means any Data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission summaries and regulatory submission documents, expertise, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.
1.94    “Initiation” of a Clinical Trial means [***]. “Initiated” has a correlative meaning.

1.95    “Invention” means any Information, process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented, made or generated as a result of a Party (acting solely or jointly with the other Party) exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents or independent contractors, including all rights, title and interest in and to the intellectual property rights therein.
1.96    “Joint Inventions” has the meaning set forth in Section 10.1(d).
1.97    “Joint Patent” means a Patent claiming a Joint Invention.
1.98    “JSC” has the meaning set forth in Section 2.2(a).
1.99    “Know-How” means any proprietary scientific or technical Information, trade secrets, results and Data of any type whatsoever, in any tangible or intangible form, including databases, safety information, regulatory documents, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data, and compositions of matter, cells, cell lines, assays, animal models, reagents and other physical, biological, or chemical material.
1.100    “Licensed Bispecific” means MP0310 (4-1BB/FAP DARPin), as more particularly set forth on Exhibit 1.100, or any Licensed Bispecific Backup that is designated as the “Licensed Bispecific” pursuant to Section 4.1(c).
1.101    “Licensed Bispecific Backup” means [***].
1.102    “Licensed Bispecific Patents” means [***] Patents that [***].
1.103    “Losses” has the meaning set forth in Section 12.1.
1.104    “Manufacturing Lead” has the meaning set forth in Section 7.1(a).
1.105    “Manufacturing Standard Cost” means, with respect to Licensed Bispecific, clinical standard cost for such Licensed Bispecific as of the time of manufacture as calculated in a manner consistent with Amgen’s other products. For clarity, [***].
1.106    “Marketing Application (MA)” means an application for Regulatory Approval in a country, territory or possession, including BLA in the United States.
1.107    “Marks” has the meaning set forth in Section 10.10.
1.108    “Material Anti-Corruption Law Violation” means a violation of any Anti-Bribery and Anti-Corruption Laws relating to the subject matter of this Agreement which would,

if it were publicly known, in the reasonable view of a Party, have a material adverse effect on it or its reputation because of its relationship with the other Party.
1.109    “Materials” has the meaning set forth in Section 4.9.
1.110    “Milestone Event” has the meaning set forth in Section 9.3(a).
1.111    “Milestone Payment” has the meaning set forth in Section 9.3(a).
1.112    “Molecular Partners” has the meaning set forth in the preamble to this Agreement.
1.113    “Molecular Partners Indemnitees” has the meaning set forth in Section 12.2.
1.114    “Molecular Partners Know-How” means all Know-How that is Controlled by Molecular Partners as of the Effective Date or during the Term and is necessary for or reasonably useful to the Development, manufacturing, or Commercialization of Products.
1.115    “Molecular Partners Patent” means any Patent (other than a Joint Patent) that (a) is Controlled by Molecular Partners as of the Effective Date or during the Term, and (b) would be infringed, absent a license or ownership, by the Exploitation of any Product. The Molecular Partners Patents include those Patents set forth on Exhibit 1.115. For purposes of determining whether a patent application falls within this definition, a patent application shall be considered “infringed” if its pending claims would be infringed, if issued.
1.116    “Molecular Partners Technology” means the Molecular Partners Patents, Molecular Partners Know-How, and Molecular Partners’ interest in Joint Patents and Joint Inventions.
1.117    “MP Combination Therapy” has the meaning set forth in Section 8.1.
1.118    “MP Products” means any therapeutically active compound or product that is (a) proprietary to Molecular Partners, (b) used by Molecular Partners in an MP Combination Therapy, and (c) is not the Licensed Bispecific.
1.119    “Net Sales” means, with respect to a given period of time, the gross amount invoiced for the Licensed Bispecific (after Regulatory Approval of such Licensed Bispecific) sold by or on behalf of Amgen or its Affiliates, or any of their respective Sublicensees (the “Selling Party”), to Third Parties during such period less the total of the following deductions actually incurred, allowed, paid or accrued with respect to or otherwise specifically allocated to the sale of such Licensed Bispecific, as determined in accordance with GAAP or equivalent accounting standard used by Amgen from time to time:
(a)    bona fide trade, cash, prompt payment and quantity discounts, allowances and credits, including cash coupons, retroactive price reductions, and promotional, service or similar discounts;

(b)    credits or allowances for damaged Licensed Bispecifics, returns or rejections of Licensed Bispecifics or other product replacement, price adjustments and billing errors, whether cash or trade;
(c)    returns, allowances, rebates, chargebacks and fees or payments to government agencies, including any amounts imposed or due under section 9008 of the U.S. Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48);
(d)    an allowance of [***] of gross sales for bad debts, freight or other transportation charges, insurance charges and additional special packaging, in each case, solely to the extent related to a Licensed Bispecific;
(e)    fees paid to distributors or wholesalers (in each case, who do not engage in marketing or promotion of Licensed Bispecifics), or to group purchasing organizations and managed care entities or similar types of organizations;
(f)    sales taxes (including value added tax or its equivalent but solely to the extent not otherwise creditable or reimbursed), excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Licensed Bispecific to Third Parties; and
(g)    [***].
Any disposal of Products for, or use of Licensed Bispecific in, clinical or pre-clinical trials, given as free samples, or distributed at no charge to patients unable to purchase Licensed Bispecific shall not be included in Net Sales.
The methodology for calculating (a)–(g), on a country-by-country basis, shall conform to GAAP consistently applied by Amgen and its Affiliates across its product lines.
Notwithstanding the foregoing, sales of Licensed Bispecific among Amgen, its Affiliates and their respective Sublicensees shall not be included within Net Sales; but the resale of such Licensed Bispecific to Third Parties for commercial use shall be included in Net Sales.
Subject to the immediately following paragraph, upon any sale or other disposal of a Licensed Bispecific that should be included within Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, such Licensed Bispecific shall be deemed to be sold [exclusively for money at the average sales price during the applicable reporting period generally achieved for such Licensed Bispecific in the country in which such sale or other disposal occurred when such Licensed Bispecific is sold alone and not with other products]. In the event no such sales price is available for the Licensed Bispecific in such country during the applicable reporting period, then such Licensed Bispecific shall be deemed to be sold [exclusively for money at the arithmetic mean sales price during the applicable reporting period generally achieved for such Licensed Bispecific in all countries in which such sale or other disposal occurred when such Licensed Bispecific is sold alone and not with other products

(provided, however, that if such Licensed Bispecific is not sold alone in any country, then the Selling Party shall calculate in good faith a hypothetical market price for the Licensed Bispecific in accordance with the principles set forth in Section 6.5].
If the Licensed Bispecific either (1) is sold in the form of a combination product containing both the Licensed Bispecific and one or more active pharmaceutical or therapeutic ingredient(s) as separate molecular entity(ies) that are not such Licensed Bispecific or (2) is sold as a combination of a Licensed Bispecific and one or more other pharmaceutical or therapeutic products that contain at least one other active pharmaceutical or therapeutic ingredient that is not the Licensed Bispecific, where such products are not formulated together but are sold together (e.g., bundled) as a single product and invoiced as one product (in either case ((1) or (2)) (a “combination product”), then the Net Sales of such Licensed Bispecific for the purpose of calculating payments owed under this Agreement for sales of such Licensed Bispecific, shall be determined as follows: first, Selling Party shall determine the actual Net Sales of such combination product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of such Licensed Bispecific if sold separately, and B is the total invoice price of the other active pharmaceutical or therapeutic ingredient(s) in such combination product if sold separately. If the Licensed Bispecific is sold separately but any other active pharmaceutical or therapeutic ingredient(s) in such combination product are not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by a fraction A/C where A is the invoice price of such Licensed Bispecific if sold separately and C is the invoice price of such combination product. If neither such Licensed Bispecific nor any other active pharmaceutical ingredient in such combination product is sold separately, then the Net Sales of the Licensed Bispecific shall be [***].
1.120    “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.
1.121    “PBS” means a phosphate buffered water solution containing [***].
1.122    “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.123    “Phase 1 Clinical Trial” means any first in human clinical trial of a product the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients, and which may include expansion to estimate activity in a specific patient cohort, or similar clinical study prescribed by the Regulatory Authorities, and that satisfies the requirements of 21 C.F.R. § 312.21(a) or equivalents. For clarity, Phase 1a Clinical Trials and Phase 1b Clinical Trials shall be considered a Phase 1 Clinical Trial.

1.124    “Phase 1a Clinical Trial” means the Phase 1 Clinical Trial monotherapy dose escalation activities for the Licensed Bispecific, the principal purpose of which is a preliminary determination of safety, tolerability, or pharmacokinetics, as further defined in the Development Plan.
1.125    “Phase 1b Clinical Trial” means the Phase 1 Clinical Trial activities after the Phase 1a Clinical Trial that provide for the initial evaluation of a compound or product alone or in combination on a larger number of patients in a clinical study designed to evaluate further the safety, and to provide initial indications of the effectiveness, of a product for a particular Indication in patients with the disease or condition and to seek to determine a dose that is effective and sufficiently tolerated with respect to the proposed Indication, as further defined in the Development Plan.
1.126    “Phase 2 Clinical Trial” means a human clinical trial of a product alone or in combination (whether a standalone trial or a stage of a “Phase 2/3” clinical trial described in the protocol as the “Phase 2 portion”) the principal purpose of which is (a) (1) to evaluate the clinical efficacy, safety, pharmacodynamics or biological activity of such Product in the target patient population as its primary endpoint or (2) determine anti-cancer activity in the applicable tumor type as its primary endpoint (as described in the protocol), in each case of clause (1) and (2), and is prospectively designed to generate sufficient data that may permit commencement of a Phase 3 Clinical Trial, and (b) that satisfies the requirements of 21 C.F.R. § 312.21(b) or its equivalents. For clarity, Phase 1b Clinical Trials shall not be considered a Phase 2 Clinical Trial.
1.127    “Phase 3 Clinical Trial” means a human clinical trial of a product alone or in combination (whether a standalone trial or a stage of a “Phase 2/3” clinical trial described in the protocol as the “Phase 3 portion”): (a) (1) with a defined dose or a set of defined doses of such product designed to establish statistically significant efficacy and safety of such Product for the purpose of enabling the preparation and submission of a BLA to the competent Regulatory Authorities in a country of the Territory, or (2) where the results of such clinical trial are intended (if successful) to be used to establish both safety and efficacy of such Product in patients which are the subject of such trial and serve as the basis for initial or supplemental Regulatory Approval of such product, and (b) that satisfies the requirements of 21 C.F.R. § 312.21(c) or its equivalents.
1.128    “Phase 4 Clinical Trial” means a human clinical trial of a product conducted after Regulatory Approval of such product has been obtained from an appropriate Regulatory Authority in the country in which such trial is to be conducted, which trial is (a) conducted voluntarily by a Party to enhance marketing or scientific knowledge of the product, or (b) conducted due to a request or requirement of a Regulatory Authority.
1.129    “Platform Patents” has the meaning set forth in Section 10.2(a)(i).
1.130    “Product” means a Combination Therapy and/or the Licensed Bispecific. Any reference herein to Product shall be deemed to exclude the Amgen Product for use as a monotherapy or for use in combination with other therapeutic agents other than in connection with a Combination Therapy.

1.131    “Product Infringement” has the meaning set forth in Section 10.3(a).
1.132    “Proof of Concept” means the Licensed Bispecific has achieved [***].
1.133    “Proposals” has the meaning set forth in Section 15.11.
1.134    “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.
1.135    “Redacted Agreement” has the meaning set forth in Section 13.4(b).
1.136    “Regulatory Approval” means all approvals (whether final or conditional) from the relevant Regulatory Authority in a given country or regulatory jurisdiction of the Marketing Application (MA) for a Product in the Field, including all licenses, registrations, and pricing or reimbursement approvals, that are necessary for the sale of such Product, including clinical testing, manufacture, distribution, or use of such Product, in such country or regulatory jurisdiction.
1.137    “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority that has the authority to regulate the manufacture, marketing, testing, pricing, or sale of drug products in such country or jurisdiction.
1.138    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product other than patents, including rights conferred in the United States under the Hatch-Waxman Act, the FDA Modernization Act of 1997 (including pediatric exclusivity), or the Biologics Price Competition and Innovation Act, or rights similar thereto.
1.139    “Regulatory Lead” has the meaning set forth in Section 5.1(b).
1.140    “Regulatory Materials” means regulatory applications, submissions, notifications, correspondences, registrations, Regulatory Approvals, or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to develop, manufacture, market, sell or otherwise commercialize a product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, Marketing Applications (MAs), and BLAs.
1.141    “Royalty-Bearing Joint Patent” means a Joint Patent, excluding Joint Patents claiming Combination Inventions that were developed solely by or on behalf of Amgen.
1.142    “Royalty Term” has the meaning set forth in Section 9.5(b).
1.143    “Rules” has the meaning set forth in Section 15.3.

1.144    “Safety Agreement” has the meaning set forth in Section 5.3.
1.145    “Safety Data” means Data related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities. Safety Data also includes “adverse events,” “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.
1.146    “Sale Transaction” has the meaning set forth in Section 16.6.
1.147    “SEC” means the United States Securities and Exchange Commission.
1.148    “Selling Party” has the meaning set forth in Section 1.119.
1.149    “Sole Inventions” has the meaning set forth in Section 10.1(c).
1.150    “Subject Patent” has the meaning set forth in Section 10.5.
1.151    “Sublicensee” means any Third Party granted a sublicense by Amgen to the rights licensed to Amgen pursuant to Section 3.1.
1.152    “Target” means an antigen expressed on or in a tumor cell.
1.153    “Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, addition, penalty or interest), imposed, assessed or collected by any Governmental Authority.
1.154    “Term” has the meaning set forth in Section 14.1.
1.155    “Territory” means all countries in the world.
1.156    “Third Party” means any entity other than Molecular Partners or Amgen or an Affiliate of either of them.
1.157    “Third Party IP” has the meaning set forth in Section 9.6.
1.158    “United States” means the United States of America (including all possessions and territories thereof).
1.159    “Valid Claim” means (a) a claim in an issued and unexpired patent within the Molecular Partners Patents or Royalty-Bearing Joint Patents that has not been disclaimed, revoked, held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, provided that if any such claim that has been declared invalid or unenforceable is subsequently determined to be valid and enforceable by a court or other Governmental Authority of competent jurisdiction from which no appeal can be taken (or no appeal was taken within the allowable time period), then such claim is a Valid Claim, except as otherwise provided in this Section 1.159 or (b) a pending patent application within the Molecular Partners Patents or Royalty-Bearing Joint Patents that continues to be prosecuted in good faith, and has not been cancelled, withdrawn, abandoned, or finally rejected by an administrative agency action from which no appeal can be taken (or no appeal was taken within the allowable time period), provided, however, that if a claim of a patent application has been pending for more than [***] following the earliest priority filing date of such application, such claim will not constitute a Valid Claim unless and until a Patent issues with such claim (from and after which time the same would be deemed a Valid Claim).
1.160    “VAT” has the meaning set forth in Section 9.11(b).
1.161    “Voting Stock” has the meaning set forth in Section 1.32(a).
ARTICLE 2
COLLABORATION; GOVERNANCE
2.1    Collaboration Overview. The Parties desire and intend to collaborate with respect to the Development of the Licensed Bispecific and Combination Therapies, and the Parties will share the costs associated with certain of such Development pursuant to Section 4.3. Amgen will be responsible for Commercializing the Licensed Bispecific and Combination Therapies in the Field in the Territory at Amgen’s sole cost and expense. The Parties’ intention is that the roles of Development Lead, Regulatory Lead, and Manufacturing Lead will each be transitioned from Molecular Partners to Amgen concurrently, so that Amgen can Initiate the Phase 1b Clinical Trials. Molecular Partners has certain rights to independently develop the Licensed Bispecific to be administered as a combination therapy with other MP Products and to promote the Licensed Bispecific as part of the MP Combination Therapy, in each case solely as set forth in Article 8.
2.2    Joint Steering Committee.
(a)    Purpose; Formation. Within [***] after the Effective Date, the Parties shall establish a cross-functional, joint steering committee (the “JSC”) that will oversee, coordinate, and manage the Collaboration between the Parties.
(b)    Composition. The JSC will be comprised of [***] of named representatives of each Party, each of whom will have sufficient knowledge and expertise in the research, development, manufacture, and commercialization of products similar to the Products and seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC will be led by [***] appointed by each Party. The role of the co-chairpersons is to convene and preside at meetings of the JSC, to prepare and circulate agendas, and to ensure the preparation of minutes, but the co-chairpersons have no additional powers or rights beyond those held by the other JSC representatives. Within [***] after the

Effective Date, each Party shall notify the other Party of its initial representatives on the JSC. Each Party may change its representatives on written notice to the other Party or send a substitute representative to any JSC meeting. Each Party’s representatives on the JSC, and any replacement for any such representative, shall be bound by the obligations of confidentiality set forth in Article 13.
(c)    Responsibilities. In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities under this Agreement, the JSC will:
(i)    coordinate the Parties’ activities under this Agreement;
(ii)    prepare, review, discuss, and approve the Development Plan and related Development Budget, and, in each case, any amendments thereto;
(iii)    oversee the implementation of the Development Plan (and related Development Budget) and review the results of the activities being carried out thereunder;
(iv)    discuss overall Development and regulatory strategy for the Products, and facilitate the flow of Information between the Parties with respect to the Development of the Combination Therapies;
(v)    review, discuss, and approve the selection of any Licensed Bispecific Backups (in accordance with Section 4.1(c)) for Development;
(vi)    define and coordinate regulatory strategy for IND filing;
(vii)    review, discuss, oversee, and exchange information regarding the manufacture of Licensed Bispecific and update information regarding strategy of the manufacture of the Licensed Bispecific;
(viii)    review and discuss Amgen’s updates to the JSC regarding its Commercialization activities, including commercial strategy;
(ix)    discuss and approve (in accordance with Section 8.1(c)) proposed Independent Development Activities and discuss the Data, results, and information resulting therefrom;
(x)    establish subcommittees or teams, as appropriate, as described more fully in Section 2.2(e) below;
(xi)    direct and oversee any operating subcommittee or team;
(xii)    address and resolve any disputes of any subcommittee; and

(xiii)    perform such other functions as appropriate to further the purposes of this Agreement as allocated to it in writing by the Parties or as otherwise specified in this Agreement.
(d)    Meetings. The JSC will meet at least [***] per Calendar Quarter, or at a frequency otherwise agreed by the Parties. The JSC may conduct such meetings by telephone, videoconference, or in person (at a mutually agreed location) as determined by the co-chairpersons; provided, that the Parties will endeavor meet in person for at least [***] JSC meetings per year until the First Commercial Sale of the Licensed Bispecific, alternating between Amgen’s and Molecular Partners’ respective offices (or at such other location as mutually agreed). Each co-chairperson will ensure that its JSC members receive adequate notice of such meetings. Each Party may call special meetings of the JSC with at least [***] prior written notice, or a shorter time-period in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JSC. Meetings of the JSC are effective only if at least [***] representative of each Party participates in such meeting. As appropriate, and provided that not less than [***] prior written notice has been given to the other Party, other employees of the Parties may attend JSC meetings as observers. A Party shall not bring a Third Party to a meeting without the other Party’s prior consent, such consent not to be unreasonably withheld, conditioned, or delayed, and any such Third Party that attends a JSC meeting shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting. The Alliance Managers may suggest topics for the agenda for JSC meetings by forwarding such topics and relevant information to the JSC chairpersons. The chairpersons of the JSC shall promptly prepare and circulate for review and approval of the Parties minutes of each meeting. The Parties shall agree on the minutes of each meeting as promptly as practicable following such meeting. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. Each Party’s representatives and employee observers shall be bound by the obligations of confidentiality set forth in Article 13.
(e)    Subcommittees. The JSC may establish and disband such subcommittees as deemed necessary by the JSC; provided, that the JSC will establish a joint research and development committee or equivalent promptly after the formation of the JSC in order to oversee the Development activities contemplated by this Agreement and the JSC will disband such committee when it is no longer deemed necessary for such Development activities. The JSC may delegate to any such subcommittee the performance of certain JSC responsibilities. Each such subcommittee will consist of [***] of representatives designated by each Party, which number shall be agreed by the Parties. Each Party may change its representatives on written notice to the other Party or send a substitute representative to any subcommittee meeting. Each Party’s representatives shall be bound by the obligations of confidentiality set forth in Article 13. Except as expressly provided in this Agreement, no subcommittee has the authority to bind the Parties hereunder and each subcommittee will report to the JSC. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. If a dispute arises that cannot be resolved by a subcommittee, either Party’s representatives on such subcommittee may refer such dispute to the JSC for resolution.
(f)    Decision-Making. Other than as set forth herein, in order to make any decision required of it hereunder, the JSC must have present (in person, by videoconference or telephonically) at least the co-chair of each Party (or his/her designee for such meeting). The JSC will endeavor to act by consensus, with each Party having [***] vote. In addition, if a dispute arises that cannot be resolved by a subcommittee, the co-chair of either Party for such subcommittee may cause such dispute to be referred to the JSC for resolution. If the JSC cannot reach consensus or a dispute arises that cannot be resolved within the JSC (whether the matter originated at the JSC or within a subcommittee), the co-chair of either Party may cause such dispute to be referred to the Executive Officers for resolution. In the event that consensus cannot be reached with respect to a decision within [***] after a meeting of the Executive Officers, then [***] has the right to make the decision with respect to such matter; provided, that [***] may not resolve any matter in a manner that (i) [***], results in a [***], or (ii) [***], would require [***] to perform activities not otherwise agreed [***] in the last mutually agreed Development Plan. Notwithstanding the foregoing, [***] has the right to make the final determination regarding [***].
(g)    Authority. The JSC and any other subcommittee has only the powers assigned expressly to it in this Article 2 and elsewhere in this Agreement and does not have any power to amend, modify, or waive compliance with this Agreement. Each Party retains the rights, powers, and discretion granted to it under this Agreement and neither Party may delegate or vest such rights, powers, or discretion may in the JSC or subcommittee unless expressly provided for in this Agreement or the Parties expressly so agree in writing.
2.3    Alliance Managers. Each Party shall appoint an individual to act as a single point of contact between the Parties to facilitate the effective exchange of information between the Parties and discuss the performance of this Agreement (each an “Alliance Manager”). Each Party may change its Alliance Manager from time to time upon written notice to the other Party. Each Alliance Manager will create and maintain effective communication and collaborative work environment within and between the Parties. Each Alliance Manager will also be responsible for:
(a)    providing a primary single point of communication responsible for seeking consensus both within the respective Party’s organization and together regarding key strategy and plan issues;
(b)    ensuring awareness of the governance procedures and rules set forth herein and monitoring compliance therewith; and
(c)    identifying and raising disputes to the JSC for discussion in a timely manner.
The Alliance Managers shall have the right to attend all JSC and subcommittee meetings. Any Alliance Manager may designate a substitute to temporarily perform the functions of the Alliance Manager. Each Alliance Manager may bring any matter to the attention of the JSC that such

Alliance Manager reasonably believes requires the attention of the JSC. Within [***] after the Effective Date, each Party shall appoint and notify the other Party of the identity of such Party’s representative to act as its Alliance Manager under this Agreement.
ARTICLE 3
LICENSES
3.1    Licenses to Amgen. Subject to the terms and conditions of this Agreement, Molecular Partners hereby grants Amgen an exclusive (even as to Molecular Partners and its Affiliates, except as expressly set forth herein and subject to Molecular Partners and its Affiliates retaining the rights set forth in Section 3.7), royalty-bearing, sublicenseable (solely as permitted in accordance with Section 3.3) license, under the Molecular Partners Technology to Exploit the Licensed Bispecific (and any Licensed Bispecific Backup selected for Development pursuant to Section 4.1(c)) in the Field in the Territory during the Term.
3.2    Licenses to Molecular Partners. Subject to the terms and conditions of this Agreement, Amgen hereby grants Molecular Partners a non-exclusive, non-sublicenseable, royalty-free, fully paid license under the Amgen Technology during the Term reasonably necessary to conduct activities assigned to Molecular Partners under the Development Plan.
3.3    Sublicensing. Amgen may grant sublicenses under its license in Section 3.1 to its Affiliates and Third Parties through multiple tiers and without Molecular Partners’ prior written consent, provided, that [***].
3.4    Subcontracting. Each Party may engage its Affiliates or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform its rights and obligations under this Agreement, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself, (b) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 13, and (c) each subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work to such Party (or, in the event such assignment is not commercially feasible, to grant an exclusive license to such intellectual property with the right to sublicense to such other Party).
3.5    Technology Transfer. [***] following the Effective Date, the Parties shall establish a reasonable mechanism for the prompt exchange of Molecular Partners Know-How. Pursuant to such mechanism, Molecular Partners shall disclose and make available to Amgen the Molecular Partners Know-How that exists as of the Effective Date and that Amgen reasonably requests. Thereafter, upon Amgen’s reasonable periodic request, Molecular Partners shall disclose and make available to Amgen any other Molecular Partners Know-How that was not previously provided to Amgen. Upon the reasonable request of Molecular Partners, Amgen shall disclose to Molecular Partners any Amgen Know-How necessary for Molecular Partners to use in the course of performance of Molecular Partners’ activities under this Agreement.

3.6    No Implied Licenses; Negative Covenant. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights. Amgen shall not, and shall not permit any of its Affiliates or Sublicensees to, practice the Molecular Partners Technology outside the scope of the license granted by Molecular Partners to Amgen under Section 3.1. Molecular Partners shall not, and shall not permit any of its Affiliates to, practice the Amgen Technology outside the scope of the license granted by Molecular Partners to Amgen under Section 3.2.
3.7    Retained Rights. Except as expressly granted under Section 3.1 and as limited by Section 3.8, Molecular Partners retains all other right, title, and interest in and to the Molecular Partners Technology, including (a) to conduct the activities assigned to Molecular Partners under the Development Plan, (b) subject to Section 4.1(d), to use for any purpose any of the components of the Licensed Bispecific alone or in combination with other compounds, including DARPin Compounds or components thereof, and (c) to develop the Licensed Bispecific in combination with MP Products and to promote the Licensed Bispecific as part of the MP Combination Therapy, in each case as described in and subject to Article 8. Except as expressly granted under Section 3.2 and as limited by Section 3.8, Amgen retains all other right, title, and interest in and to the Amgen Technology.
3.8    Exclusivity.
(a)    Obligations of Molecular Partners. Subject to this Section 3.8, during the Term, except in connection with the performance of activities under this Agreement (including Section 8.1), Molecular Partners and its Affiliates shall not (i) develop, manufacture or commercialize any product that [***] binds to or targets both 4-1BB and FAP, in any dosage form or formulation, either solely or in collaboration with a Third Party or (ii) grant any Third Party any rights to conduct such activities described in Section 3.8(a)(i).
(b)    Competing Program. If after the Effective Date, any Third Party becomes an Affiliate of Molecular Partners, or Molecular Partners enters into an agreement to become an Affiliate of a Third Party, whether through merger, acquisition, consolidation, asset sale or other similar transaction or in connection with a Change of Control of Molecular Partners, and, as of the closing date of such transaction or the date Molecular Partners enters into such agreement, such Third Party is engaged in the research, development, manufacture, or commercialization of a product that would cause Molecular Partners to breach its exclusivity obligations set forth in Section 3.8(a) (such activities, a “Competing Program”), then Molecular Partners shall notify Amgen of such proposed transaction within [***] after the first public announcement or disclosure of such proposed transaction and if no public announcement or disclosure occurs, within [***] after the closing of such transaction. Following the closing of such transaction, if requested by either Party, [***]. Further, unless the Parties agree to co-develop the Competing Program after the closing of the applicable transaction, [***]. Subject to Molecular Partners’ compliance with this Section 3.8, Molecular Partners’ conduct of such Competing Program shall not be deemed a breach of Molecular Partners’ exclusivity obligations set forth in Section 3.8(a).

(c)    Obligations of Amgen. For [***] following the Effective Date, except in connection with the performance of activities under this Agreement, Amgen and its Affiliates shall not (i) clinically develop, manufacture or commercialize any product that [***] binds to or targets both 4-1BB and FAP, in any dosage form or formulation, either solely or in collaboration with a Third Party or (ii) grant any Third Party any rights to conduct such activities described in Section 3.8(c)(i).
ARTICLE 4
DEVELOPMENT
4.1    Development Program. From and after the Effective Date, the Parties shall collaborate to initiate Development of [***] Combination Therapies in accordance with the Development Plan and the Development Budget. The Parties shall be responsible for Development Costs as set forth in Section 4.3.
(a)    Initial Development Activities. Molecular Partners shall be the initial Development lead (the “Development Lead”) for the Licensed Bispecific. As Development Lead, Molecular Partners shall be responsible for oversight of all Development activities for the Licensed Bispecific, including responsibility for all preclinical Development, conducting IND-enabling activities, and conducting the Phase 1a Clinical Trial for the Licensed Bispecific, as more particularly set forth in the Development Plan. During such time that Molecular Partners is the Development Lead, Molecular Partners shall initiate the technology transfer process in accordance with Section 7.2.
(b)    Phase 1b and Subsequent Development Activities. Upon completion of the Phase 1a Clinical Trial for the Licensed Bispecific, the Parties shall initiate a process to transfer the Development Lead role to Amgen as expeditiously as practicable. Amgen shall be responsible for all Development beginning with the Phase 1b Clinical Trial for the Licensed Bispecific and for all other Development activities with respect to the Products. The Parties shall discuss in good faith through the JSC the overall Development strategy for the Products and opportunities for Molecular Partners to conduct certain additional Development activities with respect to the Products pursuant to the Development Plan. [***].
(c)    Licensed Bispecific Backup. Either Party may, at any time (and on multiple occasions), suggest ceasing Development of the Licensed Bispecific and commencing Development of a Licensed Bispecific Backup due to a clinical failure of the Licensed Bispecific or any other scientific or technical reason. Upon such request, the JSC shall evaluate such proposal and, upon JSC approval of a Licensed Bispecific Backup, the JSC will create a Development Plan (including a Development Budget and timelines for activities thereunder) for such Licensed Bispecific Backup pursuant to which Molecular Partners shall modify the sequences and conduct certain pre-clinical characterization of such Licensed Bispecific Backup. Amgen shall be responsible for [***] and Molecular Partners shall be responsible for [***] of the Development Costs incurred by Molecular Partners with respect to such work related to the Licensed Bispecific Backup. Such Licensed Bispecific Backup will, thereafter, become the “Licensed Bispecific” under this Agreement. Upon JSC approval of a Licensed Bispecific Backup, the Parties shall work in good faith to amend any terms of this Agreement reasonably required to bring forward a Licensed Bispecific Backup, the Parties shall replace Exhibit 1.100 with a description of the Licensed Bispecific Backup, and the definition of “Licensed Bispecific” shall thereafter refer to such Licensed Bispecific Backup. For clarity, so long as Molecular Partners uses good faith efforts to advance the Licensed Bispecific Backup pursuant to a JSC-approved Development Plan for Amgen’s exploitation as a Licensed Bispecific under this Agreement, Amgen shall not modify the sequences of the Licensed Bispecific.
(d)    Restrictions. Molecular Partners covenants and agrees not to clinically develop or commercialize any compound or product containing [***] the FAP DARPin module or 4-1BB DARPin module that are contained in (i) the initial Licensed Bispecific (MP0310) as of the Effective Date or (ii) any Licensed Bispecific Backup selected by the JSC for Development pursuant to Section 4.1(c); provided, however, that, if Molecular Partners is researching, pre-clinically or clinically developing, or commercializing [***] for the FAP DARPin module or 4-1BB DARPin module that are contained in any Licensed Bispecific Backup at the time of selection of such Licensed Bispecific Backup by the JSC pursuant to Section 4.1(c), then Molecular Partners may continue use of [***] in any compound or product. For clarity, Molecular Partners shall not be restricted from using the identical sequence for HSA DARPin modules as that used in the Licensed Bispecific or any Licensed Bispecific Backup.
4.2    Development Plan. The Parties shall Develop the Products pursuant to a reasonably detailed written Product development plan (the “Development Plan”), as reviewed and approved by the JSC from time to time, which sets forth (a) the objectives and activities of the Development for the Products, (b) timelines for conduct of Clinical Trials, key Regulatory Authority meetings, filing of applications for Regulatory Approval, and the receipt of Regulatory Approvals, (c) the Development Budget for all such activities, (d) evaluation criteria of such Development activities, (e) a coordinated Development and regulatory strategy, including the Parties’ respective roles in the development of the registration dossier and Regulatory Materials for the Products and the countries in which Development of the Products will occur, and (f) the CMC development activities for the Products to be undertaken by the Parties, and related timelines and budgets therefor. The initial Development Plan is set forth in Exhibit 4.2. The JSC shall regularly review the Development Plan and the progress of activities being conducted under the Development Plan. [***] a Calendar Year (no later than [***] of each Calendar Year), or more often as the Parties deem appropriate, the JSC shall, as necessary, update the then-current Development Plan, including the Development Budget. The updated Development Plan must include detailed projected Development activities, timelines, and the Development Budget. The updated Development Plan, including the Development Budget, will be effective upon approval by the JSC. Any JSC-approved Development Plan and Development Budget supersede the previous Development Plan and Development Budget for the applicable period. In the event of any inconsistency between the Development Plan and Development Budget and this Agreement, the terms of this Agreement shall prevail. Molecular Partners shall not be required to perform any Development activities other than as set forth in this Agreement and the Development Plan. Upon Molecular Partners’ reasonable request, Amgen shall deliver to the JSC an updated

Development Plan and Development Budget for the proposed upcoming Development activities for the Licensed Bispecific.
4.3    Development Costs. Molecular Partners shall be solely responsible for all Development Costs incurred by or on behalf of Molecular Partners or its Affiliates with respect to Development activities related to the Phase 1a Clinical Trial for the Licensed Bispecific. Amgen shall be solely responsible for all Development Costs incurred by or on behalf of Amgen or its Affiliates with respect to Development activities related to the Phase 1b Clinical Trials for use of the Licensed Bispecific as part of Combination Therapies. Subject to Molecular Partners’ right to defer or terminate certain payments of its share of Development Costs pursuant to Section 4.4, beginning with the first Phase 2 Clinical Trial, Amgen shall be responsible for [***] and Molecular Partners shall be responsible for [***] of Development Costs incurred by or on behalf of either Party with respect to the [***] Indications for which Products are Developed, subject to the terms of this Section 4.3. For clarity, the [***] Phase 2 Clinical Trials and [***] Phase 3 Clinical Trials Initiated in accordance with the Development Plan shall be included under the Parties’ obligations to share Development Costs. Further, the Parties’ obligations to share Development Costs in accordance with the foregoing are limited to the Development activities described in the Cost-Sharing Data Package provided by Amgen pursuant to Section 4.4(a) unless otherwise agreed in writing by the Parties. Notwithstanding anything to the contrary, Molecular Partner’s cost sharing obligations hereunder are limited to the Development Costs for an aggregate maximum of [***] Phase 2 Clinical Trials and [***] Phase 3 Clinical Trials, in each case that have been Initiated in accordance with the Development Plan regardless of the Product or Indication that is the subject of such Clinical Trial. Amgen is solely responsible for all Development Costs not otherwise shared by the Parties pursuant to this Section 4.3 and all costs incurred by Amgen with respect to the Development of Amgen Products.
4.4    Development Cost Deferral and Termination.
(a)    Cost-Sharing Data Package. Until the earlier of [***], for each Phase 2 Clinical Trial and Phase 3 Clinical Trial in which Molecular Partners is obligated to pay a portion of the Development Costs in accordance with Section 4.3, Amgen shall provide Molecular Partners with a written package with (i) information and cost estimates that are consistent with Amgen’s internal clinical trial review process designed to allow Molecular Partners to determine its cost-sharing obligations with respect to Development of the Licensed Bispecific and Combination Therapy, (ii) an updated Development Plan and Development Budget for the proposed Clinical Trial, and (iii) summaries of all relevant Data generated for the previous Clinical Trials for such Product not previously provided (collectively, a “Cost-Sharing Data Package”). Amgen shall use reasonable efforts to provide the Cost-Sharing Data Package no later than [***] prior to the anticipated Initiation of the applicable Clinical Trial. [***].
(b)    Cost-Sharing Deferral. Notwithstanding Section 4.3, at any time after the [***] of the Effective Date, Molecular Partners may elect, by [***] prior written notice to Amgen (delivered no earlier than the [***]of the Effective Date), to require Amgen to pay Molecular Partners’ share of Development Costs under Section 4.3 that are incurred for [***]

Clinical Trials for Products specified in the Development Plan; provided, that (i) Molecular Partners shall fund no less than [***] of its share of Development Costs for the applicable Phase 2 Clinical Trial as set forth in the Cost-Sharing Data Package, and (ii) Molecular Partner shall fund no less than [***] of its share of such Development Costs for the applicable Phase 3 Clinical Trial as set forth in the Cost-Sharing Data Package (each a “Development Cost Deferral”). Amgen shall have the right to recover the Development Costs that Molecular Partners would have borne under Section 4.3 but did not pay when becoming due by reason of the Development Cost Deferral by offsetting such deferred Development Costs, plus interest thereon calculated using the rate set forth in Section 9.9, calculated from the date upon which Molecular Partners would otherwise have had to pay such deferred Development Costs but for the Development Cost Deferral until such Deferred Development Costs are finally recouped by Amgen or paid by Molecular Partners (collectively, the “Deferred Development Costs”), against any milestone payments, royalties or any other amounts payable to Molecular Partners under this Agreement, provided, that such offset applied by Amgen to milestone payments and royalties shall not exceed [***] of such milestone payments and royalties payable in the applicable Calendar Quarter. In addition, Molecular Partners shall have the right at any time to pay to Amgen in immediately available funds all or a portion of any Deferred Development Costs. If this Agreement terminates prior to Amgen recouping the Deferred Development Costs, such unrecovered Deferred Development Costs will become the liability of Amgen and Molecular Partners will not be required to repay Amgen such unrecovered Deferred Development Costs; provided, however, that, if Amgen terminates this Agreement pursuant to Section 14.3 (subject to final determination of such breach in accordance with Section 15.3) or Section 14.4, Molecular Partners shall remain liable for the amount of such unrecovered Deferred Development Costs and such costs shall become immediately due and payable by Molecular Partners upon such termination or final determination of breach, as applicable.
(c)    Cost-Sharing Termination. Notwithstanding Section 4.3 and in addition to Section 4.4(b), at any time after the [***] of the Effective Date, Molecular Partners may terminate its cost-sharing obligations in Section 4.3 with respect to all Products (“Cost-Sharing Termination Right”); provided, that [***]. Molecular Partners may exercise its Cost-Sharing Termination Right with respect to all Products (a “Cost-Sharing Termination”) within [***] after receipt of the Cost-Sharing Data Package for such Clinical Trial. From and after the notice of a Cost-Sharing Termination, Molecular Partners shall no longer be obligated to share Development Costs pursuant to Section 4.3 other than Clinical Trials then ongoing as of such notice date for which Molecular Partners is obligated to share Development Costs pursuant to Section 4.3. If Molecular Partners exercises its Cost-Sharing Termination Right: [***].
(d)    Effects of Not Cost-Sharing. Upon the earlier of [***], Molecular Partners’ rights under this Agreement will be modified as follows: [***].
4.5    Development Diligence.
(a)    Performance of Development Plan. Each Party shall use Commercially Reasonable Efforts to perform the Development tasks assigned to it under the Development Plan in accordance with the Development Plan, including the timelines and Development

Budget specified therein. Each Party shall conduct its activities under the Development Plan in a good scientific manner and in compliance with all Applicable Laws. For the avoidance of doubt, the Parties will apply Commercially Reasonable Efforts on a Combination Therapy-by-Combination Therapy basis.
(b)    Development of Combination Therapy. Amgen shall use Commercially Reasonable Efforts to Develop at least [***] Combination Therapy and to obtain Regulatory Approval for at least [***] Combination Therapy in at least [***].
4.6    Development Records. Each Party shall maintain complete, current, and accurate records (in the form of technical notebooks or electronic files) of all Development work conducted by it under the Development Plan and all Information resulting from such work. Each Party shall ensure that such records fully and properly reflect all work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall permit the other Party to review and copy such records at reasonable times during normal business hours and to obtain access to originals of such records if needed for patent or regulatory purposes or for other legal proceedings. Upon reasonable request, each Party shall provide the JSC with copies of such records detailing its Development activities and the results of such activities.
4.7    Development Reports and Updates. Each Party shall promptly provide the other Party with any deliverables described in the Development Plan. At each regularly scheduled JSC meeting, each Party shall provide the JSC with regular reports detailing its Development activities for the Products, the results of such activities, and an update on the Development Budget and spend for such activities. The Parties shall discuss the status, progress, and results of each Party’s Development activities under this Agreement at such JSC meetings. Each Party shall respond in a timely fashion to any reasonable requests of the other Party for additional information related to such reports provided to the JSC. In addition to Calendar Quarterly reports and meetings with the JSC, each Party shall promptly provide the other Party with any material updates on Development of the Products.
4.8    Data Exchange. In addition to its adverse event and Safety Data reporting obligations pursuant to Section 5.3 and the JSC reports required in Section 4.7, each Party shall promptly provide the other Party with (a) periodic status reports on Clinical Trial recruitment and other metrics consistent with the performing Party’s internal reporting for Clinical Trials and Development activities, provided that in case of unexpected events that may have an adverse effect on safety and recruitment, each Party shall inform the other Party within [***] after knowledge of such event; (b) supporting documentation for such Clinical Trials (e.g., protocols, CRFs, analysis plans); (c) preliminary and final Data, and interim, preliminary and final results and reports from such Clinical Trials; (d) output from advisory committees and investigator meetings; and (e) any and all such documentation generated by each Party, its Affiliate, or Sublicensee from its Development activities under this Agreement as such documentation could reasonably be deemed to affect the Development or Commercialization activities of a Product. The Parties shall cooperate on a secure website to facilitate the sharing of reports, Data and other Information on a routine basis.

4.9    Materials Transfer. If either Party is required to transfer to the other Party any tangible materials for Development of a Product (the “Materials”), the terms of this Section 4.9 shall apply. The transferring Party shall provide the other Party with the applicable Materials in accordance with the Development Plan. The receiving Party shall use the Materials solely to conduct the activities contemplated under the Development Plan and for no other purpose. The receiving Party shall not sell, transfer, disclose or otherwise provide access to the Materials without the written consent of the providing Party, except that the receiving Party may allow access to the Materials to its employees, officers, and Affiliates who require such access to perform its activities under this Agreement and solely for purposes consistent with this Agreement; provided, that such employees, officers, and Affiliates are bound by agreement to retain and use the Materials in a manner that is consistent with the terms of this Agreement. THE MATERIALS ARE PROVIDED “AS IS”. NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, ARE GIVEN BY THE PROVIDING PARTY WITH RESPECT TO ANY OF THE MATERIALS, INCLUDING THEIR CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. The receiving Party acknowledges the experimental nature of the Materials and that accordingly, not all characteristics of the Materials are necessarily known. The Materials are not for use in clinical studies, or in human subjects in any event, under any circumstances.
ARTICLE 5
REGULATORY MATTERS
5.1    Regulatory Materials and Approvals.
(a)    General. Amgen is responsible for establishing the regulatory strategy for the Products, and has full decision-making authority with respect thereto. Amgen shall discuss such regulatory strategy with Molecular Partners at the JSC and shall consider in good faith Molecular Partners’ comments with respect thereto.
(b)    Initial Regulatory Activities. Molecular Partners shall be the initial regulatory lead (the “Regulatory Lead”) for the Licensed Bispecific. As Regulatory Lead, Molecular Partners will be responsible for submission and maintenance of an IND or Clinical Trial authorization application (which also includes safety reporting), regulatory agency meetings and outputs and other regulatory activities set forth in the Development Plan. Molecular Partners shall keep the JSC reasonably informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, annual reports, annual re-assessments, and variations and labeling, in each case with respect to the Licensed Bispecific. Molecular Partners shall respond within a reasonable timeframe to all reasonable inquiries by Amgen with respect to any information provided pursuant to this Section 5.1(b).
(c)    Phase 1b and Subsequent Regulatory Activities. Upon completion of the Phase 1a Clinical Trial for the Licensed Bispecific (i.e., after the last patient has been dosed and generation of the report form for the Phase 1a Clinical Trial), the Parties shall initiate a process to transfer the Regulatory Lead role to Amgen as expeditiously as practicable. Following Amgen’s assumption of Regulatory Lead, Amgen shall keep the JSC reasonably informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, annual reports, annual re-assessments, and variations and labeling, in each case with respect to the Licensed Bispecific; provided, that Amgen may redact any information to the extent not related to the Licensed Bispecific. Amgen shall respond within a reasonable timeframe to all reasonable inquiries by Molecular Partners with respect to any information provided pursuant to this Section 5.1(c).
(d)    Regulatory Materials. Following Amgen’s assumption of the Regulatory Lead, Amgen shall prepare and file all Regulatory Materials for Products, shall be the holder of all Regulatory Materials for Products, and shall have primary operational and strategic responsibility for interactions with the applicable Regulatory Authorities, including taking the lead role at all meetings with such Regulatory Authorities. Upon Amgen’s request, Molecular Partners shall provide reasonable support with respect to preparation of CMC portions of Regulatory Materials. Amgen shall provide Molecular Partners with copies of proposed Regulatory Materials with respect to the Licensed Bispecific (provided that Amgen may redact proprietary CMC or manufacturing process development information which it reasonably determines to be competitively sensitive) reasonably prior to submission to the applicable Regulatory Authority so that Molecular Partners may review and comment on such Regulatory Materials. Amgen shall consider Molecular Partners’ comments on such Regulatory Materials in good faith. Amgen shall promptly notify Molecular Partners of all Regulatory Materials that it submits for the Products and shall promptly provide Molecular Partners with a copy (which may be wholly or partly in electronic form) of such Regulatory Materials (provided that Amgen may redact proprietary CMC or manufacturing process development information which it reasonably determines to be competitively sensitive). Each Party shall and hereby does grant the other Party a right to cross-reference, file or incorporate by reference any Regulatory Materials and any data contained therein made such Party for any Product that is reasonably necessary to support Regulatory Materials that the other Party is permitted to submit under this Agreement and to enable the other Party to fulfill its obligations or exercise its rights under this Agreement (including Article 8); provided, however, a Party shall not have the right to access directly such other Party’s manufacturing, device or other proprietary information within such Regulatory Material or data.
(e)    Regulatory Authority Interactions. When Molecular Partners is Regulatory Lead, Molecular Partners is responsible for interfacing, corresponding and meeting with the applicable Regulatory Authorities for the Licensed Bispecific. Following Amgen’s assumption of Regulatory Lead, Amgen is responsible for interfacing, corresponding and meeting with the applicable Regulatory Authorities for the Products. The applicable Regulatory Lead shall notify the other Party of any scheduled meeting or conference with any Regulatory Authority that relates to the Licensed Bispecific reasonably in advance of such meeting and shall provide the other Party with any material documentation (provided that Amgen may redact proprietary CMC or manufacturing process development information which it reasonably determines to be competitively sensitive) prepared for such meeting or conference prior to such meeting or conference. [***] The Regulatory Lead shall promptly furnish the other Party with copies of all material correspondence to or from, and minutes of material meetings (including telephonic meetings) with, any Regulatory Authority relating to

Development of the Licensed Bispecific (provided that Amgen may redact proprietary CMC or manufacturing process development information which it reasonably determines to be competitively sensitive).
5.2    Regulatory Costs. All regulatory costs incurred by the Parties pursuant to the Development Plan will be shared by the Parties as Development Costs in accordance with and subject to the terms of Section 4.3. All other regulatory costs solely related to Amgen Products shall be borne solely by Amgen.
5.3    Safety Database; Pharmacovigilance. The applicable Regulatory Lead shall establish, hold (in-house or via an external vendor), and maintain the global safety database for the Licensed Bispecific with respect to information on adverse events concerning the Licensed Bispecific, as and to the extent required by Applicable Law. Reasonably prior to Molecular Partners’ Initiation of the Phase 1a Clinical Trial of the Combination Therapy, the Parties shall define and allocate each Party’s responsibilities with respect to pharmacovigilance activities for the Licensed Bispecific, Combination Therapies and MP Combination Therapies under a written agreement (the “Safety Agreement”). These responsibilities shall include adhering to mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety and benefit-risk profile of the Products and MP Combination Therapies. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Governmental Authorities. Furthermore, such agreed procedures shall be consistent with relevant International Conference on Harmonisation (of Technical Requirements for Registration of Pharmaceuticals for Human Use) (ICH) guidelines, except where in terms of reporting said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. Each Party shall comply with its respective obligations under the Safety Agreement (as the Parties may agree to modify it from time to time) and shall cause its Affiliates and Sublicensees to comply with such obligations.
ARTICLE 6
COMMERCIALIZATION
6.1    Overview. Amgen shall be responsible for, and shall bear all costs associated with, the commercialization of Products, including Phase 4 Clinical Trials, distribution, marketing, and sales activities. Subject to the terms of this Agreement, all decisions concerning the marketing and sales of Products, including the design, sale, price (subject to Section 6.5), and promotion of Products covered under this Agreement, is within the sole discretion of Amgen. The Parties shall discuss Commercialization strategy of the Products at JSC meetings, including marketing, promotion, and pricing and reimbursement matters with respect to the Products, as well as marketing and promotion matters relating to the MP Combination Therapies to the extent relevant to such matters relating to the Products. Amgen shall respond within a reasonable timeframe to reasonable inquiries by Molecular Partners with respect to commercial information related to the Licensed Bispecific and reasonably related to the activities contemplated by this Agreement; provided, that, the Parties acknowledge and agree that certain information about

Amgen Products that is not relevant to the Commercialization of the Products may be withheld in Amgen’s reasonable discretion due to competitive sensitivities. [***].
6.2    Commercialization Plans. For each Product, within [***], Amgen shall provide Molecular Partners with a written plan for the prelaunch, launch, and other commercialization activities for such Product (each such plan, a “Commercialization Plan”). Amgen shall provide Molecular Partners with an updated Commercialization Plan and updates on its Commercialization activities conducted over the previous year at least [***]. Amgen shall respond in a timely fashion to any reasonable requests of Molecular Partners for additional information with respect to such plans and Commercialization activities.
6.3    Commercialization Diligence. Amgen shall use Commercially Reasonable Efforts to Commercialize each Product [***].
6.4    Commercialization Progress Updates. Through the JSC, Amgen shall provide Molecular Partners with a summary of any material Commercialization matters resulting from Amgen’s Commercialization of Products under this Agreement since the last meeting of the JSC; provided that, Amgen shall not be required to disclose any information or results specifically and solely related to any Amgen Product.
6.5    Licensed Bispecific Pricing. Subject to compliance with Applicable Law (including antitrust laws), Amgen shall [***]. Notwithstanding the foregoing, Amgen retains the sole right to determine the pricing of the Licensed Bispecific whether in monotherapy form or for use in combination as part of a course of therapy.
ARTICLE 7
MANUFACTURE AND SUPPLY
7.1    CMC Development; Supply. The Parties shall conduct CMC development of the Products as set forth in the Development Plan.
(a)    Initial CMC Development; Early Clinical Supply. Molecular Partners shall be the initial manufacturing lead for the Licensed Bispecific (the “Manufacturing Lead”). As Manufacturing Lead, Molecular Partners shall conduct the activities to design the manufacturing process for the supply of pre-clinical and clinical quantities of Licensed Bispecific, including (i) manufacturing process development and scale-up, (ii) bulk production and fill/finish work associated with the supply of Licensed Bispecific for pre-clinical work and Clinical Trials, (iii) related quality assurance technical support activities, and (iv) validation and qualification of commercial manufacturing processes. Molecular Partners, either itself or through a Third Party contract manufacturing organization (a “CMO”) reasonably acceptable to Amgen, shall supply pre-clinical and clinical quantities (for the Phase 1a Clinical Trial) of the Licensed Bispecific for the Development of the Licensed Bispecific in accordance with this Agreement, including out of any inventory of the Licensed Bispecific existing as of the Effective Date. Molecular Partners shall consult with Amgen regarding the terms of any CMO supply agreement, shall provide Amgen with a copy of any draft CMO supply agreement for

Amgen’s review and comment, and shall consider Amgen’s comments with respect thereto in good faith.
(b)    Phase 1b and Subsequent Clinical Trial and Commercial Supply. Amgen shall be the Manufacturing Lead for the supply of the Licensed Bispecific for Phase 1b Clinical Trials, Phase 2 Clinical Trials, Phase 3 Clinical Trials, and Commercialization. As Manufacturing Lead, Amgen shall be solely responsible for all manufacture and supply of Licensed Bispecific for use in Phase 1b Clinical Trials, Phase 2 Clinical Trials, Phase 3 Clinical Trials, and Commercialization under this Agreement, either itself or through a CMO, using the manufacturing process for the Licensed Bispecific transferred from Molecular Partners to Amgen pursuant to Section 7.2. Notwithstanding the immediately preceding sentence, Amgen shall first use Molecular Partners’ existing inventory of the Licensed Bispecific purchased in accordance with Section 7.4(a), subject to approval of the CMO by Amgen Partnership Quality, which shall conduct a Quality Audit (CQC) of the CMO, and based on Amgen quality standards and the physical condition of the Licensed Bispecific, including remaining shelf life. Amgen is responsible for any updates and improvements to the manufacturing process for the Licensed Bispecific, and shall keep Molecular Partners reasonably informed with respect to such updates and improvements pursuant to Section 7.3. Amgen will have the sole right to determine which manufacturing sites or CMOs, if any, will be used to manufacture the Licensed Bispecific; provided, however, that [***]. Further, if Amgen uses a CMO to manufacture the Licensed Bispecific, [***]. If at any time, Amgen does not manufacture the Licensed Bispecific through a CMO, [***].
7.2    Transfer of Manufacturing Technology. Reasonably prior to the Initiation of the Phase 1b Clinical Trials, the Parties shall initiate a technology transfer process in accordance with this Section 7.2. Molecular Partners shall transfer to Amgen, or a CMO designated by Amgen, all Molecular Partners Know-How reasonably required so that Amgen or such CMO (as appropriate) can replicate and validate the process employed by or on behalf of Molecular Partners to manufacture the Licensed Bispecific. The reasonable and customary costs of Molecular Partners (including the costs of FTEs, starter materials and shipping), in carrying out such transfer will be shared by the Parties as Development Costs. Amgen acknowledges and agrees that Molecular Partners may condition its agreement to transfer any Molecular Partners Know-How to a CMO on the execution of a confidentiality agreement between such CMO and Molecular Partners that contains terms substantially equivalent to those of Article 13 of this Agreement.
7.3    Manufacturing Records and Reports. Each Party shall maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all manufacturing activities conducted by it under this Article 7 and all Information resulting from such work. Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of such activities in sufficient detail and in good scientific manner appropriate for regulatory purposes. Each Party may review and copy such records maintained by the other Party at reasonable times and may obtain access to originals to the extent needed for patent or regulatory purposes or for other legal proceedings, provided, that Amgen may redact proprietary CMC or manufacturing process development information which it reasonably determines to be competitively sensitive. Each Party shall provide the JSC with reports detailing its manufacturing activities under this Article 7 and the results of such activities as the JSC requests.
7.4    Clinical Supply Agreements and Quality Agreements. In accordance with this Section 7.4, the Parties shall reasonably enter into [***] written clinical supply agreements (the “Clinical Supply Agreement”) and related written quality agreements (the “Clinical Product Quality Agreement”) to cover the supply of the Licensed Bispecific hereunder. The Clinical Supply Agreements and the Clinical Product Quality Agreements will contain normal and customary provisions for such agreements.
(a)    Existing Inventory. If Molecular Partners’ existing inventory of Licensed Bispecific will be supplied to Amgen for use in Clinical Trials pursuant to Section 7.1(b), then [***] prior to the anticipated start of such Clinical Trials, the Parties shall negotiate for and enter into a Clinical Supply Agreement and Clinical Product Quality Agreement to cover the supply of Licensed Bispecific from Molecular Partners’ CMO to Amgen for use in such Clinical Trials. The Parties are responsible for the cost of the Licensed Bispecific as a Development Cost as required pursuant to Section 4.3, which cost is [***].
(b)    Independent Development Activities. If Molecular Partners requires clinical supply of the Licensed Bispecific in connection with Independent Development Activities, at least [***] prior to the anticipated start of such Clinical Trials, the Parties shall negotiate for and enter into a Clinical Supply Agreement and Clinical Product Quality Agreement to cover the supply of Licensed Bispecific from Amgen (or its CMO) to Molecular Partners for use in Clinical Trials in connection with Independent Development Activities. Molecular Partners shall be responsible for [***].
ARTICLE 8
MP COM THERAPIES
8.1    General. Notwithstanding Section 3.8 and subject to approval by the JSC in accordance with this Article 8, Molecular Partners may develop the Licensed Bispecific in combination with one or more MP Products (such combination, an “MP Combination Therapy”) and may promote the Licensed Bispecific as part of the MP Combination Therapy, in each case at Molecular Partners’ sole cost and expense, either itself or, subject to Section 8.1(b), with a Third Party (such Development, the “Independent Development Activities”).
(a)    Notice of Independent Development Activities. Upon commencement of any preclinical Independent Development Activities, Molecular Partners shall provide the JSC with a reasonably detailed written plan for the Independent Development Activities then-contemplated, including the name of the MP Product then-available data regarding the proposed MP Combination Therapy, safety data and information on potential risks, a summary of the proposed development plan and Indications to be pursued.
(b)    Right of First Negotiation. If Molecular Partners proposes to grant a license to a Third Party to develop or to commercialize an MP Combination Therapy that may be co-developed under the terms of this Agreement, then Molecular Partners shall notify Amgen. Amgen shall have [***] after receipt of such notice to inform Molecular Partners, in writing, that it wishes to enter into negotiations with Molecular Partners to co-develop such MP Combination Therapy. If Amgen does not inform Molecular Partners that it wishes to enter into negotiations with Molecular Partners for co-development of such MP Combination Therapy within such [***] period, then Molecular Partners shall have no further obligation under this Section 8.1(b). If Amgen informs Molecular Partners, in writing, within such [***] period, that it wishes to enter into negotiations with respect to such MP Combination Therapy then the Parties shall, for a period not to exceed the later of [***] (or such other period of time as may be mutually agreed by the Parties) and the date on which Molecular Partners enters into a definitive agreement with a Third Party for such rights, negotiate [***]with respect to the development and commercialization of such MP Combination Therapy [***]. If the Parties do not amend this Agreement or enter into a separate agreement within such time period, Molecular Partners shall have no further obligation under this Section 8.1(b).
(c)    JSC Approval of Independent Development. The JSC shall review the submitted written plan and discuss the proposed Independent Development Activities provided under Section 8.1(a). Within [***] following the review and discussion of the proposed Independent Development Activities and presentation of the Specified Data (as defined below) at a meeting of the JSC, the JSC shall, in good faith, make a determination on the approval of the proposed Independent Development Activities, which approval may only be withheld if the JSC determines that [***]. The JSC shall make this determination based on then-available data, including data generated by Molecular Partners which will include monotherapy safety data for the MP Product in a Phase 1 Clinical Trial (collectively, “Specified Data”) and it shall not be sufficient to object solely on a DARPin Compound class-related basis associated with a MP Product without underlying specific data for such MP Product. Following approval by the JSC, Molecular Partners may conduct the Independent Development Activities at Molecular Partners’ sole discretion in accordance with the development plan provided to the JSC pursuant to Section 8.1(a), as may be updated from time to time by Molecular Partners, subject to this Article 8.
8.2    Restrictions. Molecular Partners shall be prohibited, itself or through a Third Party, from (a) commencing any Independent Development Activities that, at the time of Molecular Partners’ notification to the JSC under Section 8.1(a) of proposed commencement of any preclinical Independent Development Activities, [***], and (b) continuing any Independent Development Activities following the initial JSC approval pursuant to Section 8.1(c), if at any time new data not available at the time of the initial JSC approval indicates that such Independent Development Activity would [***], with such determination made consistent with the factors described in Section 8.1(c). Following the consummation of any Change of Control of Molecular Partners, neither Molecular Partners nor any Affiliate thereof shall continue or commence any development or commercialization of [***].
8.3    Supply. If Amgen is the Manufacturing Lead pursuant to Section 7.1(b), then upon Molecular Partners’ request, and consistent with the availability of clinical supply, Amgen shall use commercially reasonable efforts to supply Molecular Partners with quantities of the

Licensed Bispecific requested by Molecular Partners for the Independent Development Activities pursuant to the terms of a Clinical Supply Agreement and associated Clinical Product Quality Agreement agreed by the Parties pursuant to Section 7.4(b).
8.4    JSC Update. If following the JSC approval described above, Molecular Partners proceeds with such Independent Development Activities, Molecular Partners shall update the JSC (a) following any significant event (e.g., data readout or completion of a Clinical Trial), (b) following any event that would reasonably expected to have an adverse effect on the Licensed Bispecific, and (c) otherwise on [***] (or more frequently as reasonably requested by the JSC), with material information and general updates on the progress of the Independent Development Activities.
8.5    Regulatory Matters for MP Combination Therapies.
(a)    General. Molecular Partners is responsible for establishing the regulatory strategy for the MP Combination Therapies, and has full decision-making authority with respect thereto; provided, that Molecular Partners shall discuss with Amgen at the JSC the regulatory strategy for the Licensed Bispecific as it relates to MP Combination Therapies and shall consider in good faith Amgen’s comments with respect thereto.
(b)    Regulatory Responsibilities. Molecular Partners shall prepare and file all Regulatory Materials (with the definition of Regulatory Approvals being applied mutatis mutandis to MP Products) for MP Products, shall be the holder of all Regulatory Materials for MP Products, and shall have sole operational and strategic responsibility for interactions with the applicable Regulatory Authorities with respect to MP Products. Upon the reasonable request of either Party, the Parties shall discuss and cooperate in good faith with each other to expand the label of the MP Combination Therapy or a Product, as applicable, to reflect Regulatory Materials filed by the other Party with respect to the MP Combination Therapy or a Product. Molecular Partners shall notify Amgen of any scheduled meeting with any Regulatory Authority that solely relates to the Licensed Bispecific reasonably in advance of such meeting, and Molecular Partners shall permit Amgen to, and Amgen may, be involved with such meetings and Molecular Partners shall reasonably consider a request of Amgen to attend such meetings, to the extent permitted by Applicable Laws. Molecular Partners shall promptly furnish Amgen with copies of all material correspondence to or from, and minutes of material meetings (including telephonic meetings) with, any Regulatory Authority relating to development of the Licensed Bispecific. Molecular Partners shall and hereby does grant Amgen a right to cross-reference, file or incorporate by reference any Regulatory Materials and any data contained therein made by Molecular Partners for any MP Combination Therapy that is reasonably necessary to support Regulatory Materials that Amgen is permitted to submit under this Agreement and to enable Amgen to fulfill its obligations or exercise its rights under this Agreement; provided, however, Amgen shall not have the right to access directly Molecular Partners’ manufacturing, device or other proprietary information within such Regulatory Material or data.
(c)    Reporting and Review. Molecular Partners shall provide Amgen with copies of proposed Regulatory Materials with respect to the Licensed Bispecific reasonably prior to submission to the applicable Regulatory Authority so that Amgen may review and comment on such Regulatory Materials. Molecular Partners shall consider Amgen’s comments on the portion of such Regulatory Materials related to the Licensed Bispecific in good faith. Molecular Partners shall promptly notify Amgen of all Regulatory Materials that it submits for the Licensed Bispecific included in MP Combination Therapies and shall promptly provide Amgen with a copy (which may be wholly or partly in electronic form) of such Regulatory Materials applicable to the Licensed Bispecific; provided, that Molecular Partners may redact information unrelated to the Licensed Bispecific.
8.6    Commercialization of MP Combination Therapies. Molecular Partners retains the right to commercialize MP Products, itself or through a Third Party. All decisions concerning the marketing and sales of MP Products, including the design, sale, price, and promotion of MP Products, is within the sole discretion of Molecular Partners. Molecular Partners may, itself or through a Third Party, promote the Licensed Bispecific in connection with the MP Combination Therapy and is responsible for booking all sales of the MP Product. Amgen may promote, itself or through a Third Party, the MP Combination Therapy and is responsible for booking all sales of the Licensed Bispecific. For clarity, Amgen obtains no other rights in any MP Product and has no right to receive royalties or any other payments on sales of MP Products by or on behalf of Molecular Partners. For the avoidance of doubt, Amgen has the right to price the Licensed Bispecific in accordance with Section 6.5.
ARTICLE 9
FINANCIALS
9.1    Upfront Fee. No later than [***] after the Effective Date, Amgen shall pay to Molecular Partners a nonrefundable, non-creditable upfront fee of Fifty Million Dollars ($50,000,000).
9.2    Development Costs. Within [***] after the end of each Calendar Quarter during which a Party (the “Incurring Party”) incurs any Development Costs that are subject to reimbursement by the other Party in accordance with Section 4.3, the Incurring Party shall submit to the other Party a reasonably detailed report of the Development Costs incurred by such Incurring Party or its Affiliates in accordance with this Agreement in such Calendar Quarter together with reasonable supporting documentation and an invoice for such Development Costs. For the avoidance of doubt, no cost or expense shall be counted more than once in calculating Development Costs, even if such costs or expense falls into more than one of the cost categories that comprise Development Costs. Each Party shall record and account for its FTE effort to the extent that such FTE efforts are included in Development Costs that are shared under this Agreement, and shall report such FTE effort to the JSC, if requested (such request not to be more than on a [***] basis). Each Party shall calculate and maintain records of FTE effort incurred by it in the same manner as used for other products developed by such Party, unless instructed by the JSC to employ other procedures, in which case such other procedures shall be applied equally to both Parties. The other Party shall pay its portion of the Development Costs in the amount invoiced within [***] after receipt of such invoice. Each Party shall perform (or shall procure the performance of) such further acts, and to execute and deliver (or to procure the execution and delivery of) such further agreements and documents, as may be required by Applicable Law or as the other Party may reasonably require to implement such payment. Notwithstanding the foregoing, a Party may withhold amounts that are subject to a good faith dispute. If the Parties cannot agree on the reimbursement of Development Costs, the Parties shall resolve such dispute in accordance with Article 15.
9.3    Development Milestone Payments.
(a)    Events. Subject to the remainder of this Section 9.3, Amgen shall make each of the milestone payments to Molecular Partners (“Milestone Payments”) based on achievement by Amgen, its Affiliate or a Sublicensee of certain Development and regulatory milestone events (a “Milestone Event”) set forth in the table below.

Milestone Event	Milestone Payment
1. [***]	[***]
	First Indication	Second Indication	Third Indication
2. [***]	[***]	[***]	[***]
3. [***]	[***]	[***]	[***]
4. [***]	[***]	[***]	[***]
5. [***]	[***]	[***]	[***]
6. [***]	[***]	[***]	[***]
(b)    Clarifications. Notwithstanding anything to the contrary in this Agreement, (i) no Milestone Payment for Milestone Event 2 or Milestone Event 3 will be due for [***], (ii) Milestone Payments for Milestone Event 2 and Milestone Event 3 are payable for [***], and (iii) subject to clause (i), Milestone Event 2 and Milestone Event 3 shall be due for the [***]. For clarity, for [***], the Milestone Event 2 will be deemed achieved on [***] and Milestone Event 3 will be deemed achieved on [***]. Further, (1) each Milestone Payment is payable only once for each achievement of the respective Milestone Events, (2) no Milestone Payment shall be payable for subsequent or repeated achievements of the same Milestone Event with respect to one or more of the same or different Indications, and (3) no more than [***] in the aggregate shall be payable by Amgen under this Section 9.3.
(c)    Notice; Payment. Amgen shall notify Molecular Partners within [***] after achievement of each Milestone Event in Section 9.3(a) by Amgen, its Affiliate, or a Sublicensee, and shall pay to Molecular Partners the corresponding Milestone Payment amount set forth in Section 9.3(a) within [***] after achievement of such Milestone Event. Subject to Section 4.4(b), each such payment is nonrefundable but may be set off against any Deferred Development Costs.

9.4    Sales Milestone Payments.
(a)    Events. Subject to the remainder of this Section 9.4, Amgen shall make each of the sales Milestone Payments indicated below to Molecular Partners [***].

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
(b)    Clarification. Each milestone in this Section 9.4 shall be paid only once, and the maximum total amount of payment to Molecular Partners pursuant to this Section 9.4 is [***]. The Milestone Payments in this Section 9.4 are additive, such that if more than one Milestone Event specified above is achieved in the same Calendar Year, then the Milestone Payments for all such Milestone Events are payable.
(c)    Notice; Payment. Amgen shall notify Molecular Partners within [***] after achievement of each Milestone Event in Section 9.4(a), and shall pay to Molecular Partners the corresponding Milestone Payment amount set forth in Section 9.4(a) within [***] after achievement of such Milestone Event. Subject to Section 4.4(b), each such payment is nonrefundable but may be set off against any Deferred Development Costs.
9.5    Royalties.
(a)    Rates. Subject to the remainder of this Section 9.5, Amgen shall pay to Molecular Partners royalties on the annual Net Sales of all Licensed Bispecifics in the Territory, as calculated by multiplying the applicable royalty rates set forth below by the corresponding amount of incremental annual Net Sales of Licensed Bispecifics in the Territory. Subject to Section 4.4(b), royalties may be set off against any Deferred Development Costs.

Aggregate Annual Net Sales of Licensed Bispecifics in the Territory	Royalty Rate
For that portion of aggregate annual Net Sales of Licensed Bispecifics in the Territory less than or equal to [***]	[***]
For that portion of aggregate annual Net Sales of Licensed Bispecifics in the Territory greater than [***] and less than or equal to [***]	[***]
For that portion of aggregate annual Net Sales of Licensed Bispecifics in the Territory greater than [***] and less than or equal to [***]	[***]
For that portion of aggregate annual Net Sales of Licensed Bispecifics in the Territory greater than [***]	[***]
(b)    Royalty Term. Amgen shall pay Molecular Partners royalties as set forth in this Section 9.5 on a country-by-country basis in the Territory during the period of time beginning on the First Commercial Sale of such Licensed Bispecific in such country and shall expire on a country-by-country basis on the latest of: (i) the date on which the Exploitation of such Licensed Bispecific is no longer Covered by a Valid Claim of any Molecular Partners Patents or Royalty-Bearing Joint Patents in such country; (ii) the loss of Regulatory Exclusivity for the Licensed Bispecific in such country; and (iii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Bispecific in such country (the “Royalty Term”).
(c)    Royalty Reductions.
(i)    No Valid Claim. On a country-by-country basis, in the event that the Exploitation of the Licensed Bispecific (1) is not Covered by a Valid Claim of a Molecular Partners Patent in such country but is Covered by a Royalty-Bearing Joint Patent, then the royalty rate set forth in Section 9.5(a) with respect to Net Sales for such Licensed Bispecific in such country shall be reduced by [***], effective as of the date such Licensed Bispecific is no longer Covered by a Valid Claim of a Molecular Partners Patent in such country, or (2) is not Covered by a Valid Claim of either a Molecular Partners Patent or a Royalty-Bearing Joint Patent in such country, then the royalty rate set forth in Section 9.5(a) with respect to Net Sales for such Licensed Bispecific in such country shall be reduced by [***], effective as of the date such Licensed Bispecific is no longer Covered by a Valid Claim of both a Molecular Partners Patent and a Royalty-Bearing Joint Patent in such country.
(ii)    Third Party Royalty Offset. If (1) Amgen enters into an agreement with a Third Party after the Effective Date for a right or license under such Third Party’s Patents, Know-How, or other intellectual property right that is [***] to Exploit the Licensed Bispecific in the Field in the Territory or (2) elects to take a sublicense to Third Party IP pursuant to Section 9.6, then Amgen may deduct from any royalty payments to Molecular Partners under this Section 9.5 up to [***] of [***] actually paid by Amgen to such Third Party for such right or license based upon the sale of a Licensed Bispecific by or on behalf of Amgen. For the avoidance of doubt, Amgen may carry forward any amounts that Amgen is unable to credit against royalties due in a Calendar Quarter by reason of the royalty floor in Section 9.5(c)(iv). For clarity, Amgen has no right to deduct any amounts due to a Third Party in consideration for a right or license under such Third Party’s Patents that would be infringed by the Exploitation of the Amgen Product in the Field in the Territory.
(iii)    Biosimilar Product. On a country-by-country basis, the royalties due to Molecular Partners under this Section 9.5 shall be reduced (1) by [***] if a Third Party launches a Biosimilar Product in such country or (2) by [***] if a Third Party launches a Biosimilar Product in such country and the Net Sales of such Licensed Bispecific in a Calendar Quarter declines by at least [***] as compared with the average Net Sales of such Licensed Bispecific in such country for the [***] immediately preceding the Calendar Quarter in which the first Biosimilar Product is launched in such country.
(iv)    Royalty Floor. In no event will the royalty payment otherwise owed by Amgen to Molecular Partners under this Section 9.5 be reduced by application of Sections 9.5(c)(i)–(iii) by more than [***] in any applicable Calendar Quarter; provided, that Amgen may carry forward any amounts that Amgen is unable to credit against royalties due in a Calendar Quarter by reason of the royalty floor in this Section 9.5(c)(iv).

(d)    Royalty Payments and Reports. Amgen shall pay Molecular Partners all royalty amounts due pursuant to this Section 9.5 within [***] after the end of each Calendar Quarter with respect to Net Sales of the Licensed Bispecific in such Calendar Quarter. Amgen shall include with each payment of royalties due to Molecular Partners a financial report, on a country-by-country basis, of the amount of gross sales and Net Sales of each Licensed Bispecific in Territory during the applicable Calendar Quarter and a calculation of the amount of royalty payment due on such Net Sales, including any deduction taken pursuant to Section 9.5(c). Molecular Partners shall keep such reports confidential and shall not disclose them to any Third Party other than Molecular Partners’ consultants and accountants that are obligated to keep such information confidential.
9.6    Third Party Intellectual Property. If, during the Term, Molecular Partners obtains a license to any Patents or Know-How owned or Controlled by a Third Party that (a) is necessary to manufacture, use, offer to sell, or sell the Licensed Bispecific in the Field in the Territory or (b) is reasonably useful to Exploit the Licensed Bispecific in the Field in the Territory (“Third Party IP”), then Molecular Partners shall notify Amgen of the rights that Molecular Partners has obtained with respect such Third Party IP promptly after obtaining such rights. Amgen shall notify Molecular Partners within [***] after receipt of such notice whether Amgen desires to include such Third Party IP under the license granted to Amgen by Molecular Partners in Section 3.1. If Amgen notifies Molecular Partners that it desires to include Third Party IP under the license granted to Amgen by Molecular Partners in Section 3.1, then (i) such Third Party IP is and will be automatically included in the applicable definition of Molecular Partners Patents or Molecular Partners Know-How and included in the license under Section 3.1, and (ii) Amgen shall reimburse Molecular Partners for [***] of all amounts payable by Molecular Partners under such license to such Third Party directly as a result of the Exploitation of Products by Amgen, its Affiliates, and Sublicensees within [***] after receipt of an invoice therefor. For the avoidance of doubt, the obligations of Amgen to reimburse amounts payable by Molecular Partners to a Third Party as set forth in this Section 9.6 apply solely with respect to licenses that were entered into by Molecular Partners after the Effective Date and Molecular Partners is solely responsible for any amounts payable under any agreement entered into by Molecular Partners (or an Affiliate) prior to the Effective Date. For further avoidance of doubt, Amgen may in accordance with Section 9.5(c)(ii) and Section 9.5(c)(iv) deduct any such reimbursements made to Molecular Partners with respect to Third Party IP that are necessary to Exploit the Licensed Bispecific in the Field in the Territory. For clarity, Amgen shall have the sole right to obtain a license to any Patents or Know-How owned or Controlled by a Third Party that are solely necessary to Exploit the Amgen Products in the Field in the Territory.
9.7    Method of Payment; Currency Conversion. Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee. Any sales of Licensed Bispecifics incurred in a currency other than Dollars shall be converted to the Dollar equivalent using Amgen’s then-current standard exchange rate methodology as applied to its external reporting for the conversion of foreign currency sales into Dollars consistent with GAAP.

9.8    Blocked Currency. If at any time legal restrictions in any country prevent the prompt remittance of any payments with respect to sales therein, Amgen shall have the right and option to make such payments by depositing the amount thereof in local currency to a Molecular Partners’ account in a bank or depository institution in such country.
9.9    Late Payments. If any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of [***] or the maximum rate allowable by Applicable Law, whichever is less. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.
9.10    Financial Records; Audits. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount of Development Costs to be shared, achievement of sales milestones, royalties and other amounts to be shared or paid hereunder. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [***] from the date of rendering of the report to which the audit relates for examination at the auditing Party’s expense, and not more often than [***], by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party to the other pursuant to this Agreement. The audited Party may require such accountant to enter into a reasonably acceptable confidentiality agreement and any such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by the audited Party under this Agreement. Any undisputed amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [***] after the accountant’s report, plus interest (as set forth in Section 9.9) from the original due date. The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in a report that the audited Party provided to the other Party during the applicable audit period, which underpayment or overpayment was more than [***] of the amount set forth in such report, in which case the audited Party shall bear the full cost of such audit. If the audited Party challenges the auditing results in good faith, the audited Party may select another independent certified public accountant to conduct another audit of its financial records. If the results of the [***] accountants are inconsistent, then the dispute shall be resolved in accordance with Article 15.
9.11    Taxes.
(a)    Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b)    Tax Cooperation. The Parties shall cooperate with one another and use reasonable efforts in accordance with Applicable Law to reduce value added tax or similar payments (“VAT”), Tax withholding and similar obligations on royalties, milestone payments, and other payments made under this Agreement.
(c)    VAT. In the event that any VAT is owing in any jurisdiction in respect of any payment made by Amgen to Molecular Partners under this Agreement, then Amgen shall pay such VAT. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Molecular Partners will provide to Amgen tax invoices showing the correct amount of VAT in respect of such payments hereunder. In the event that any VAT is owing in any jurisdiction in respect of any payment made by Molecular Partners to Amgen under this Agreement, then Molecular Partners shall pay such VAT and provide Molecular Partners with invoices showing the correct amount of VAT in respect of such payments hereunder. Reimbursements of costs will be made net of VAT, unless VAT would not be recoverable by the Party that incurred the costs.
(d)    Withholding Taxes. To the extent Amgen is required to deduct and withhold Taxes from any payment to Molecular Partners, Amgen shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to Molecular Partners an official Tax receipt or other evidence of timely payment sufficient to enable Molecular Partners to claim the payment of such Taxes as a deduction or Tax credit. Molecular Partners shall provide Amgen any Tax forms that may be reasonably necessary in order for Amgen to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty and Amgen shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Amgen has received evidence, in a form satisfactory to Amgen, of Molecular Partners’ delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time the applicable payment is due. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding Taxes, value added Taxes, and similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax or value added Tax.
(i)    Taxes Resulting from Amgen Action. If Amgen is required to make a payment to Molecular Partners subject to a deduction or withholding of Tax, then (A) if such deduction or withholding of Tax arises as a result of any action by Amgen, including an assignment of this Agreement, or any failure on the part of Amgen to comply with Applicable Law, that has the effect of modifying the Tax treatment or increasing the Tax of Molecular Partners (a “Amgen Withholding Tax Action”), then subject to Section 9.11(d)(ii), the payment by Amgen (in respect of which such deduction or withholding of Tax is required to be made) shall be increased by the amount necessary (the “Additional Tax”) to ensure that Molecular Partners receives an amount equal to the amount that it would have received had no such Amgen Withholding Tax Action occurred, and (B) the Additional Tax shall be deducted and withheld by Amgen from the payment made by Amgen to Molecular Partners. The Additional Tax, along with any other Tax deducted and withheld from the payment made by Amgen, shall be timely remitted to the proper Governmental Authority for the account of Molecular Partners in accordance with Applicable Law.
(ii)    Tax Credits and Tax Repayments. If any Additional Tax is paid pursuant to Section 9.11(d)(i) and Molecular Partners determines that it has derived full use and benefit from a credit against the payment of any Tax for all or any portion of such Additional Tax, or it receives a repayment of all or any portion of such Additional Tax, then Molecular Partners shall, to the extent that it can do so without prejudice to the retention of the amount of such credit or repayment, pay to Amgen an amount that will leave Molecular Partners (after such payment) in no worse after-Tax financial position than it would have been in had it not made the payment to Amgen.
(iii)    Claw Back of Tax Credits and Tax Repayments. If Molecular Partners makes a payment to Amgen pursuant to Section 9.11(d)(ii) and Molecular Partners subsequently determines that the credit or repayment in respect of which such payment was made was not available, or upon final settlement with an applicable Governmental Authority it is determined that the credit or repayment in respect of which such payment was made was not available, Amgen shall reimburse Molecular Partners the amount that Molecular Partners determines necessary to place Molecular Partners in the same after-Tax financial position as it would have been in had it not made the payment to Amgen pursuant to Section 9.11(d)(ii).
ARTICLE 10
INTELLECTUAL PROPERTY
10.1    Ownership of Inventions.
(a)    Background IP. Each Party owns all right, title and interest in its Background IP.
(b)    Applicable Patent Laws. Inventorship shall be determined in accordance with United States patent laws.
(c)    Sole Inventions. Each Party shall own all Inventions that (i) are made solely by it and its Affiliates and their respective employees, agents, independent contractors, or sublicensees in the course of conducting such Party’s activities under this Agreement and (ii) are not Assigned Improvements or Combination Inventions (collectively, “Sole Inventions”).
(d)    Joint Inventions. The Parties shall jointly own any Inventions that (i) are Combination Inventions or (ii) (1) are made jointly by employees, agents, independent contractors, or sublicensees of one Party or its Affiliates together with employees, agents, independent contractors, or sublicensees of the other Party or its Affiliates and (2) are not Assigned Improvements ((i) and (ii) collectively, “Joint Inventions”). Except to the extent a Party is expressly limited by the terms of this Agreement, each Party may practice, license, assign and otherwise exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

(e)    Assigned Improvements. Notwithstanding Section 10.1(c) and Section 10.1(d), Molecular Partners shall solely own all Inventions (developed solely by or on behalf of a Party or jointly by or on behalf of the Parties) that [***] (collectively, the “Assigned Improvements”). Amgen hereby assigns to Molecular Partners all of Amgen’s right, title and interest in and to all Assigned Improvements made by Amgen’s or its Affiliates’ employees, agents, independent contractors, or Sublicensees (whether solely or jointly with Molecular Partners). Amgen shall execute and record assignments and other necessary documents consistent with such ownership.
(f)    Combination Inventions. Notwithstanding Section 10.1(c) and Section 10.1(e), the Parties shall jointly own all Inventions (developed solely by or on behalf of a Party or jointly by or on behalf of the Parties) that [***] (collectively, the “Combination Inventions”). Each Party hereby assigns to the other Party an undivided [***] interest in such first Party’s right, title and interest in and to all Combination Inventions made by such Party’s or its Affiliates’ employees, agents, independent contractors, or sublicensees (whether solely or jointly with the other Party). Each Party shall execute and record assignments and other necessary documents consistent with such ownership.
(g)    Enabling License. Amgen shall and hereby does grant to Molecular Partners a non-exclusive, worldwide license under the Arising Amgen Patents that [***]. Molecular Partners may grant a sublicense through multiple tiers of the license in this Section 10.1(g) in each case where the sublicense is part of a grant of rights to one or more DARPin Compounds (1) with regard to claims in such Patents to the extent such claims are directed to the composition of matter or structure of DARPin Compounds, without Amgen’s prior written consent, and (2) with regard to all other claims in such Patents, with Amgen’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed.
(h)    Disclosure of Inventions. Each Party shall promptly disclose to the other Joint Inventions and Assigned Improvements, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, independent contractors, or sublicensees describing such Joint Inventions or Assigned Improvements. Such Party shall also respond promptly to reasonable requests from the other Party for more Information relating to such Inventions.
10.2    Prosecution of Patents.
(a)    Molecular Partners Patents.
(i)    Platform Patents. Molecular Partners has the sole right to prepare, file, prosecute, and maintain all Molecular Partners Patents that are [***] (collectively, the “Platform Patents”) at Molecular Partners’ sole cost and expense. On at least a [***] basis, Molecular Partners shall reasonably inform and consult with Amgen, and shall consider Amgen’s comments in good faith, with respect to the preparation, filing, prosecution, and maintenance of the Platform Patents. Molecular Partners shall promptly respond to any reasonable requests of Amgen for additional information with respect to the prosecution and maintenance of the Platform Patents.

(ii)    FAP Patents and 4-1BB Patents. [***], at its sole cost and expense, has the first right, but not the obligation, to prepare, file, prosecute, and maintain FAP Patents and 4-1BB Patents. [***] shall reasonably inform and consult with [***], and shall consider [***] comments in good faith, with respect to the preparation, filing, prosecution, and maintenance of the FAP Patents and 4-1BB Patents. [***] shall provide to [***]copies of any papers relating to the preparation, filing, prosecution, or maintenance of the FAP Patents and 4-1BB Patents reasonably in advance of submission or promptly upon their being received, including draft filings, so that [***]can review and comment on such draft filings. [***]shall consider [***] comments with respect thereto in good faith. [***]shall not make any filing with respect to a FAP Patent or 4-1BB Patent that could reasonably be expected to have a material adverse effect on the Licensed Bispecific. If [***]provides notice and an opinion of nationally recognized (in the country of such filing) outside patent counsel that any proposed filing would more likely than not have a material adverse effect on the Licensed Bispecific, then [***]shall refrain from making any such filing unless doing so could, in the opinion of nationally recognized (in the country of such filing) outside patent counsel more likely than not have a disproportionate material adverse effect on the DARPin Compounds generally. If [***] decides to cease the prosecution or maintenance of a FAP Patent or 4-1BB Patent, it shall notify [***] in writing sufficiently in advance so that [***] may, at its discretion, assume the responsibility for the prosecution or maintenance of such FAP Patent or 4-1BB Patents at [***] sole cost and expense.
(iii)    Licensed Bispecific Patents. [***], at its sole cost and expense, has the first right, but not the obligation, to prepare, file, prosecute, and maintain Licensed Bispecific Patents. [***] shall reasonably inform and consult with [***], and shall consider [***]comments in good faith, with respect to the preparation, filing, prosecution, and maintenance of the Licensed Bispecific Patents. [***] shall provide to [***] copies of any papers relating to the preparation, filing, prosecution, or maintenance of the Licensed Bispecific Patents reasonably in advance of submission or promptly upon their being received, including draft filings, so that [***] can review and comment on such draft filings. [***] shall consider [***] comments with respect thereto in good faith. [***] shall not make any filing with respect to a Licensed Bispecific Patent that could reasonably be expected to have a material adverse effect on an FAP Patent, a 4-1BB Patent, or an MP Combination Therapy. If [***] decides to cease the prosecution or maintenance of a Licensed Bispecific Patent, it shall notify [***] in writing sufficiently in advance so that [***] may, at its discretion, assume the responsibility for the prosecution or maintenance of the Licensed Bispecific Patents at [***] sole cost and expense.
(b)    Joint Patents. [***], at its sole cost and expense, has the first right, but not the obligation, to prepare, file, prosecute, and maintain all Joint Patents that claim a Combination Invention. For all other Joint Patents, [***]. If a Party declines to file a Joint Patent in the first instance, then the other Party shall have the right to do so at its cost and expense. The Party prosecuting a Joint Patent pursuant to this Section 10.2(b) shall solely bear its own internal costs therefor and the Parties shall equally share external costs for such prosecution and maintenance (e.g., outside counsel, filing fees). The prosecuting Party shall reasonably inform and consult with the other Party, and shall take such other Party’s comments into good faith consideration, with respect to the preparation, filing, prosecution, and maintenance of such Joint Patents. The prosecuting Party shall provide to the other Party copies of any papers relating to the filing, prosecution, or maintenance of such Joint Patents reasonably in advance of submission or promptly upon their being received, including draft filings, so that such other Party can comment and provide input with respect to such draft filings. The prosecuting Party shall discuss in good faith any changes reasonably requested by the other Party to such papers, including draft filings, promptly upon their being received. The prosecuting Party shall reasonably implement any such recommended changes toward the objective of optimizing overall patent protection for the Licensed Bispecific, Products, and other DARPin Compounds. In any event, neither Party shall finally abandon, disclaim, or dedicate to the public any claims or limit any claims specific to the Licensed Bispecific, Products, or DARPin Compounds without the other Party’s prior written consent.
(c)    Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts provided above in this Section 10.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution. Each Party shall execute and deliver to the other assignments with respect to any Joint Inventions, in a mutually agreeable form and shall take whatever actions are reasonably necessary (including the appointment of the other Party as its attorney in fact solely to make such assignment) to effect such assignment. The prosecuting Party under this Section 10.2 shall conduct such prosecution toward the objective of optimizing overall patent protection for the Licensed Bispecific, Products, and other DARPin Compounds.
10.3    Enforcement of Molecular Partners Patents and Joint Patents.
(a)    Notification. If either Party become aware of any existing or threatened infringement of the Molecular Partners Patents or Joint Patents in the Field in the Territory, which infringing activity involves the using, making, importing, offering for sale, or selling the Licensed Bispecific, in each case in the Field in the Territory, or any such Molecular Partners Patent or Joint Patent is challenged in any action or proceeding to the extent directly relating to the Licensed Bispecific in the Field in the Territory (other than any oppositions, cancellations, interferences, reissue proceedings, reexaminations, inter partes reviews, and post-grant reviews, which are addressed in Section 10.6) (a “Product Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties shall consult with each other regarding any actions to be taken with respect to such Product Infringement. Each Party shall share with the other Party all Information available to it regarding such alleged Product Infringement.
(b)    Enforcement.
(i)    Platform Patents, FAP Patents and 4-1BB Patents. As between the Parties, [***]has the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in a Product Infringement of the Platform Patents, the FAP Patents, or the 4-1BB Patents, provided that (1) [***] shall seek and reasonably consider [***] comments before determining the strategy for enforcing the Platform Patents and (2) [***] shall not initiate any such action for the FAP Patents or the 4-1BB Patents without the prior written consent of [***], such consent not to be unreasonably withheld, conditioned, or delayed. [***] shall not take any action with respect to such enforcement of FAP Patents and 4-1BB Patents that is inconsistent with the strategy to be agreed by the Parties for such Patents. [***] shall keep [***] regularly informed of the status and progress of such enforcement efforts and shall reasonably consider [***] comments on any such efforts. In addition, [***] shall provide [***] with drafts of all material papers to be filed with the court and shall in good faith incorporate all reasonable comments thereto by [***] before filing such papers. [***] shall not knowingly take any action during such litigation of any Platform Patent, FAP Patent, or 4-1BB Patent that would materially adversely affect such Platform Patent, FAP Patent, or 4-1BB Patent as it relates to the Exploitation of the Licensed Bispecific or Combination Therapies. [***] shall provide to [***] reasonable assistance in such enforcement pursuant to this Section 10.3(b)(i), at [***] request and expense, including joining such action as a party plaintiff if required by Applicable Laws to pursue such action. With respect to the FAP Patents and 4-1BB Patents, [***] shall not (A) grant to a Third Party a first right to enforce such Patents or any other enforcement right to such Patents that would limit or conflict with the enforcement rights of [***]hereunder or (B) assign or transfer all enforcement rights under such Patents to a Third Party except in connection with a transfer of all such enforcement rights in conjunction with a Change of Control of [***] and, for the avoidance of doubt, any successor following such Change of Control shall continue to be subject to the foregoing restrictions.
(ii)    Step-in Rights for Platform Patents, FAP Patents and 4-1BB Patents. [***] will have a period of [ninety (90) days (or one hundred twenty (120) days with respect to those Patents on Exhibit 11.2(c))] after its receipt or delivery of notice under Section 10.3(a) to elect to so enforce the Platform Patents, or with [***] prior written consent, the FAP Patents or the 4-1BB Patents (or to settle or otherwise secure the abatement of such Product Infringement). If [***] fails to commence a suit to enforce the applicable Platform Patents or the FAP Patents or 4-1BB Patents (where [***] provided its consent) or to settle or otherwise secure the abatement of such Product Infringement within such period, then [***] may commence a suit or take action to enforce such Platform Patent, FAP Patent, or 4-1BB Patent against such Product Infringement at its own cost and expense in accordance with this Section 10.3(b)(ii). In such event, promptly after the expiration of the applicable [ninety (90)-day period (or one hundred twenty (120)-day period, as applicable)] or [***] notice to [***] that it declines to enforce such Platform Patents, FAP Patents, or 4-1BB Patents, the Parties shall discuss in good faith and determine the strategy for enforcing such Platform Patents, FAP Patents, or 4-1BB Patents. [***] shall not take any action with respect to such enforcement that is inconsistent with the strategy agreed by the Parties. [***] acknowledges and agrees that the Platform Patents may be licensed to Third Parties who have rights with respect to the enforcement of such Platform Patents, and that [***] rights to conduct any enforcement activities are subject to such rights. [***] may consult with such Third-Party licensees prior to making any decisions with respect to enforcement activities under this Section 10.3(b)(ii). [***] shall provide [***] with drafts of all material papers to be filed with the court reasonably in advance of their being filed, so that [***] can comment and provide input with respect to such draft filings, and shall incorporate all reasonable comments thereto by [***] before filing such papers. [***] shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(iii)    Licensed Bispecific Patents and Joint Patents. [***] has the first right, but not the obligation, to bring and control an appropriate suit or other action against any person or entity engaged in a Product Infringement of a Licensed Bispecific Patent or Joint Patents, in its own name and entirely under its own direction and control, subject to the following. [***] shall keep [***] regularly informed of the status and progress of such enforcement efforts. [***] shall consult with [***] and take any [***] comments into good faith consideration with respect to the infringement, claim construction, or defense of the validity or enforceability of any claim in any Licensed Bispecific Patent or Joint Patent. [***] shall provide [***] with drafts of all material papers to be filed with the court reasonably in advance of their being filed, so that [***] can comment and provide input with respect to such draft filings, and shall incorporate all reasonable comments thereto by [***] before filing such papers. [***] shall provide to [***] reasonable assistance in such enforcement pursuant to this Section 10.3(b)(iii), at [***] request and expense, including joining such action as a party plaintiff if requested by [***] or required by Applicable Laws to pursue such action. [***] shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense. [***] shall not knowingly take any action during such litigation of any Licensed Bispecific Patent that would materially adversely affect such Licensed Bispecific Patent or Joint Patent as it relates to the Exploitation of MP Combination Therapies.
(iv)    Step-in Rights for Licensed Bispecific Patents and Joint Patents. [***] will have a period of [ninety (90) days] after its receipt or delivery of notice under Section 10.3(a) to elect to so enforce the Licensed Bispecific Patents or Joint Patents (or to settle or otherwise secure the abatement of such Product Infringement). If [***] fails to commence a suit to enforce the applicable Licensed Bispecific Patent or Joint Patent or to settle or otherwise secure the abatement of such Product Infringement within such period, then [***] may commence a suit or take action to enforce such Licensed Bispecific Patent or Joint Patent against such Product Infringement at its own cost and expense. [***] shall consult with [***] and take any [***] comments into good faith consideration with respect to the infringement, claim construction, or defense of the validity or enforceability of any claim in any Licensed Bispecific Patent or Joint Patent. [***] shall provide to [***] reasonable assistance in such enforcement pursuant to this Section 10.3(b)(iv), at [***] request and expense, including joining such action as a party plaintiff if requested by [***] or required by Applicable Laws to pursue such action. [***] may participate and be represented in any such suit by its own counsel at its own expense with respect to a Product Infringement. No settlement of any such action or proceeding that restricts the scope, or adversely affects the enforceability, of any Licensed Bispecific Patent or Joint Patent shall be entered into by [***] without the prior written consent of [***], which consent shall not be unreasonably withheld, conditioned, or delayed. [***] shall not knowingly take any action during such litigation of any Licensed Bispecific Patent or Joint Patent that would materially adversely affect such Licensed Bispecific Patent or Joint Patent without [***] prior written consent, not to be unreasonably withheld, conditioned, or delayed.
(v)    Biologics Application. Notwithstanding Section 10.3(b)(iv), if a Third Party submits an application to the appropriate Regulatory Authority for approval to sell a biological or drug product, and supports such application with safety, efficacy, or other data that either Party has generated in Developing the Licensed Bispecific, then:
1)    if a Party receives from the Third Party a notice alleging that the Third Party’s manufacture, use, or sale of the biological or drug product does not infringe a Molecular Partners Patent, or that such Patent is invalid or unenforceable (such as a certification under 21 U.S.C. §§ 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV), 21 C.F.R. §§ 314.94 or 314.95, 42 U.S.C. § 262(l), or under any other law anywhere in the world that by its effect permits a Third Party to support its application for approval with any safety, efficacy, or other data that Amgen generates in Developing the Licensed Bispecific), then the Party receiving the notice shall provide it to the other Party as soon as practicable and at least within [***] after receiving the notice.
2)    [***]has the first right, but not the obligation, to institute and control (where [***] is a plaintiff) or defend and control (where [***] is a defen dant) an action before any government or private tribunal against the Third Party concerning the infringement, validity, and enforceability of any Platform Patent, FAP Patent, or 4-1BB Patent, and to settle any claims in connection with such Platform Patents, FAP Patents, and 4-1BB Patents. If [***] decides not to institute (or defend, as applicable) such action, [***] shall notify [***]of its decision within [twenty (20) days] of the deadline for initiating the action (or, if [***] is defending the action, within [twenty (20) days] of any deadline required to maintain the action), and if [***] consents in writing (such consent not to be unreasonably withheld, conditioned, or delayed), then [***] may institute (or defend, as applicable) and control such action.
3)    [* ** ]has the first right, but not the obligation, to institute and control (where [***]is a plaintiff) or defend and control (where [***] is a defendant) an action before any government or private tribunal against the Third Party concerning the infringement, validity, and enforceability of any Licensed Bispecific Patent or Joint Patent and to settle any claims in connection with such Licensed Bispecific Patents or Joint Patents. If [***] decides not to institute (or defend, as applicable) such action, [***] shall notify [***] of its decision within [twenty (20) days] of the deadline for initiating the action (or, if [***]is defending the action, within [twenty (20) days] of any deadline required to maintain the action), and [***] may institute (or defend, as applicable) and control such action.
4)    Each Party shall cooperate fully with the other Party in such actions and shall provide reasonable assistance (including making available to such other Party documents possessed by such Party that are reasonably required by such other Party and making available personnel for interviews and testimony) in any actions undertaken in accordance with this Section 10.3(b)(v). At the controlling Party’s request, the other Party shall join any such action, or, in the case of Molecular Partners, shall use reasonable efforts to cause any Third-Party licensor under any license agreement between Molecular Partners and such Third Party pursuant to which Molecular Partners has obtained rights to any Molecular Partners Patents to join any such action, for the purpose of establishing standing.

(c)    Settlement. Neither Party shall settle any claim, suit or action that it brought under Section 10.3(b) without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed. Nothing in this Article 10 requires a Party to consent to any settlement that is reasonably anticipated by such Party to have a material adverse effect upon any Molecular Partners Patent or Joint Patent.
(d)    Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under Section 10.3(b) is solely responsible for any expenses incurred by such Party as a result of such claim, suit, or action. If such Party recovers monetary damages in such claim, suit, or action, first such recovery will be allocated to the reimbursement of any out-of-pocket expenses incurred by the Parties in such litigation. If such recovery is insufficient to cover all such costs and expenses of both Parties, then [***]. If after such reimbursement any funds remain from such damages or other sums recovered, (i) [***], and (ii) [***].
(e)    Infringement Other Than a Product Infringement. For any and all infringement of any Molecular Partners Patents or Joint Patents other than a Product Infringement, as between the Parties, (i) Molecular Partners shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such other infringement of a Molecular Partners Patent, in its sole discretion, and shall bear all related expenses and retain all related recoveries, and (ii) each Party shall have the right to bring an appropriate suit or other action against any person or entity engaged in such other infringement of a Joint Patent, in its sole discretion, and shall bear all related expenses and retain all related recoveries; provided, that, Amgen shall have the first right to bring a suit for infringement if the infringement of the Joint Patent involves an Amgen Product.
10.4    Patents Licensed from Third Parties. Each Party’s rights under this Article 10 with respect to the prosecution, maintenance and enforcement of any Molecular Partners Patent that is licensed by Molecular Partners from a Third Party shall be subject to the rights of such Third Party to prosecute, maintain, and enforce such Patent.
10.5    Infringement of Third Party Rights in the Territory. If any Product used or sold by Amgen, its Affiliates, or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory, [***] shall promptly notify [***]and the Parties shall agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and, thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. [***] shall be solely responsible for the defense of any such infringement claims, provided that [***] shall provide to [***]the ability to join such action, at [***] request and expense, to pursue such action in which a patent asserted by a Party under this Section 10.5 claims [***] of the Licensed Bispecifics (any such patent, a “Subject Patent”). To the extent directly related to the Subject Patent, [***]shall keep [***] regularly informed of the status and progress of any action to the extent involving a Subject Patent, shall reasonably consider [***]’ comments on any such action with respect to such Subject Patent, and shall seek consent of [***] in any important aspects of such action with respect to such Subject Patent, including determination of litigation strategy and filing of material papers to the competent court, which consent will not be unreasonably withheld, conditioned, or delayed. In addition, [***] shall provide [***] with drafts of all material papers to be filed with the court to the extent directly related to the Subject Patent and shall in good faith incorporate all reasonable comments thereto by [***] before filing such papers. [***] shall not settle any claim, suit or action under this Section 10.5 to the extent involving a Subject Patent without the prior written consent of [***], not to be unreasonably withheld, conditioned, or delayed.
10.6    Defense of Patents. If any Molecular Partners Patent or Joint Patent becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, inter partes review, post-grant review, or other attack upon the validity, title, or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 10.3, in which case the provisions of Section 10.3 shall govern), then [***] shall control such defense with respect to the FAP Patents, 4-1BB Patents, and Platform Patents and [***] shall control such defense with respect to the Licensed Bispecific Patents and Joint Patents. The defending Party shall be responsible for all reasonable and documented costs and expenses incurred by such Party under this Section 10.6. The defending Party shall provide to the other Party copies of any papers relating to any such opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon any Molecular Partners Patents or Joint Patents, as applicable, reasonably in advance of their being filed or promptly upon their being received, including draft filings reasonably in advance of their being filed so that the other Party can comment and provide input with respect to such draft filings. The defending Party agrees to discuss in good faith any changes reasonably requested by the other Party to such papers, including draft filings, promptly upon their being received. The defending Party shall, in good faith, implement any reasonable recommended changes toward the objective of optimizing overall patent protection for the Products and DARPin Compounds. The defending Party shall permit the other Party to participate in the proceeding for a Licensed Bispecific Patent or Joint Patent, as applicable, to the extent permissible under Applicable Laws, and to be represented by its own counsel in such proceeding, at such other Party’s expense. If [***]decides that it does not wish to defend against such action, then [***] may assume defense of such Third Party action at its own expense. Any awards or amounts received in defending any such Third Party action will be allocated between the Parties as provided in Section 10.3(d).
10.7    Patent Term Extension. Upon Amgen’s request, with respect to any Licensed Bispecific Patent specified by Amgen, Molecular Partners shall seek a patent term extension or supplemental protection certificates or their equivalents in any country with respect to such Licensed Bispecific Patent, as applicable. If Amgen desires to seek any of the foregoing extensions for any FAP Patent, 4-1BB Patent, or Platform Patent, then the Parties shall meet and discuss such request in good faith and Molecular Partners shall not unreasonably withhold consent to such extension, provided that it shall not be unreasonable for Molecular Partners to withhold its consent if such extension would have a material adverse effect on Molecular Partners’ Patent portfolio. Molecular Partners shall not seek any patent term extension or supplemental protection for any Licensed Bispecific Patent without the prior written consent of

Amgen, such consent not to be unreasonably withheld, conditioned, or delayed, provided that Amgen shall not withhold such consent primarily for the purpose of limiting the Royalty Term.
10.8    Patent Marking. Amgen shall, and shall require its Affiliates and Sublicensees, to, mark Products sold by it hereunder (in a reasonable manner consistent with industry custom and practice) with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.
10.9    Personnel Obligations. Prior to beginning work under this Agreement relating to any research, Development or Commercialization of a Product, Amgen and Molecular Partners shall ensure that each employee, agent, or independent contractor of such Party or of its Affiliates is bound by non-disclosure and invention assignment obligations that are consistent with the obligations of Amgen or Molecular Partners, as appropriate, in this Article 10, including: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to Amgen or Molecular Partners, as appropriate, all right, title, and interest in and to any invention, discovery, process or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in Article 13.
10.10    Trademarks, Corporate Logos and other Intellectual Property Rights. [***]is responsible for the selection, searching, clearance, filing, registration, maintenance, and defense of the trademarks [***], and all trademarks, logos, taglines, trade dress, domain names, and indicia of origin for use in connection with the sale or marketing [***] (the “Marks”), as well as all expenses associated therewith. [***] owns all right, title, and interest in and to such Marks. [***] shall comply with all Applicable Laws in use of the Marks (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Neither Party shall, without the other Party’s prior written consent, use any trademarks or house marks of the other Party (including the other Party’s corporate name), or marks confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement.
ARTICLE 11
REPRESENTATIONS AND WARRANTIES; COVENANTS
11.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:
(a)    It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)    (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (iii) it has taken all other action necessary to authorize such execution, delivery and performance as required by Applicable Law, its certificate of incorporation, by-laws or other organizational documents or any agreement to which it is a party or to which it may be subject; (iv) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms; and (v) and the execution, delivery and performance of this Agreement do not and will not (1) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound or (2) require any consent or approval of its stockholders or similar action.
(c)    It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.
(d)    The execution and delivery of this Agreement by it and the performance by it contemplated hereunder does not and will not violate any Applicable Laws or any order of any court or Governmental Authority, except for such violations that would not have an adverse effect on the ability of the Party to perform its obligation under this Agreement.
(e)    Neither the execution and delivery of this Agreement nor the performance hereof by it requires it to obtain any permits, authorizations or consents from any Governmental Authority (other than any Regulatory Approvals relating to the manufacture, use, importation or sale of any Licensed Bispecifics or Products) or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under, or trigger any other rights under, any agreement or contract to which it is a party or to which it may be subject that relates to Molecular Partners Technology in the case of Molecular Partners, or to Amgen Technology in the case of Amgen.
11.2    Representations and Warranties by Molecular Partners. Molecular Partners hereby represents and warrants to Amgen as of the Effective Date that:
(a)    it Controls all rights in and to the Molecular Partners Patents;
(b)    it has the right to grant the license and rights granted to Amgen under this Agreement and it has not granted any license, option, right or interest in, to or under the Molecular Partners Technology to any Third Party that is in conflict with the licenses and rights granted to Amgen under this Agreement;
(c)    except as expressly identified on Exhibit 11.2(c), none of the Molecular Partners Patents is in-licensed by Molecular Partners from a Third Party(ies);

(d)    the Molecular Partners Patents owned by it and its Affiliates, and, to Molecular Partners and its Affiliates’ knowledge, the Molecular Partners Patents licensed to Molecular Partners and its Affiliates, are not subject to any liens or encumbrances;
(e)    it and its Affiliates have not granted any right to any Third Party under or with respect to the Molecular Partners Technology that would conflict with the rights granted to Amgen hereunder or terminate any rights granted by a Third Party to Molecular Partners or its Affiliates that are further granted to Amgen hereunder;
(f)    it has shared with Amgen complete and accurate copies of all material Third Party licenses and agreements pursuant to which Molecular Partners or its Affiliates has obtained rights to Molecular Partners Patents and Molecular Partners Know-How;
(g)    it has not received any correspondence from any Third Party asserting or alleging that (i) the Molecular Partners Patents are invalid or unenforceable or (ii) the development of the Licensed Bispecific prior to the Effective Date infringes any patents of such Third Party;
(h)    to its knowledge, the research and development of the Licensed Bispecific prior to the Effective Date did not infringe any valid patents owned or possessed by any Third Party that would be in effect as of the anticipated First Commercial Sale of the Licensed Bispecific;
(i)    the Molecular Partners Know-How constitutes all Know-How owned or used by Molecular Partners as of the Effective Date that is necessary or useful for the Exploitation of the Licensed Bispecific;
(j)    there is no pending, and to its knowledge, no threatened, adverse action, suits, or proceedings against such Party involving the Licensed Bispecific;
(k)    to its knowledge, there are no pending actions, claims, investigations, suits or proceedings against Molecular Partners or its Affiliates, at law or in equity, or before or by any Regulatory Authority, and neither Molecular Partners nor any of its Affiliates has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Molecular Partners or such Affiliate, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Molecular Partners Technology;
(l)    all research and development (including preclinical studies and clinical studies) conducted by or on behalf of Molecular Partners related to the Licensed Bispecific prior to the Effective Date has been in all material respects in accordance with Applicable Laws;
(m)    during the research and development of the Licensed Bispecific prior to the Effective Date, it has not used any employee, agent or independent contractor who has been debarred, excluded or disqualified by any Regulatory Authority or, to its knowledge, is the subject of a debarment, exclusion or disqualification proceeding by any Regulatory Authority; and
(n)    to its knowledge, no Third Party, including any current or former employee or consultant of it, is infringing or misappropriating or has infringed or misappropriated the Molecular Partners Technology.
11.3    Covenants.
(a)    Each Party hereby covenants to the other Party that it shall carry out the Development and Commercialization of the Products and its other obligations or activities hereunder in accordance with: (i) the terms of this Agreement and the Development Plan, and (ii) GCPs, GLPs and GMPs and all other Applicable Laws and Regulatory Approvals;
(b)    Each Party represents, warrants and covenants to the other Party that it is not debarred, excluded, disqualified, or the subject of disbarment, exclusion or disqualification proceedings under the FD&C Act or comparable Applicable Laws in any country or jurisdiction other than the United States and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or Sublicensees, the services of any person who is debarred, excluded, disqualified, or the subject of disbarment, exclusion or disqualification proceedings in connection with activities relating to any Product. In the event that either Party becomes aware of the debarment, exclusion or disqualification or threatened debarment, exclusion or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.
(c)    Molecular Partners hereby covenants to Amgen that Molecular Partners and its Affiliates will not grant during the Term any license, option, right or interest in, to or under the Molecular Partners Technology to any Third Party that would conflict with the rights granted to Amgen hereunder or terminate any rights granted by a Third Party to Molecular Partners or its Affiliates that are further granted to Amgen hereunder; and
(d)    Each Party hereby covenants to the other Party, on behalf of itself and its officers, directors, employees, Affiliates and agents, that, in connection with the matters that are the subject of this Agreement, and the performance of its obligations hereunder:
(i)    It will comply with the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable Law relating to or concerning public or commercial bribery or corruption (collectively, “Anti-Bribery and Anti-Corruption Laws”) and its applicable anti-corruption policies (“Anti-Corruption Policies”), and will not take any action that will cause the other Party or its Affiliates to be in violation of any such laws or policies.

(ii)    It will not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give or authorize the giving of anything of value to any Public Official or Entity for the purpose of influencing the acts of such Public Official or Entity to induce them to use their influence with any Governmental Authority, or obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any Anti-Bribery and Anti-Corruption Laws or Anti-Corruption Policies.
(iii)    It will not directly or indirectly solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Bribery and Anti-Corruption Laws or the Anti-Corruption Policies.
Each Party shall keep and maintain accurate books, accounts, invoices and reasonably detailed records in connection with the performance of its obligations under, and payments made in connection with, this Agreement, including all records required to establish compliance with the provisions of this Section 11.3(d), until the later of (1) [***] after the end of the period to which such books and records pertain and (2) the expiration of the applicable statute of limitations (or any extension thereof).
(e)    If a Party becomes aware that any of its officers, directors or employees becomes during the Term a Public Official or Entity in a position to take or influence official action for or against a Party in connection with the performance of its obligations under this Agreement, that Party shall promptly notify the other Party. A Party shall notify the other Party upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its representatives that any of them is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation in connection, in either case in connection with this Agreement.
(f)    In the event one or more Covered Individuals and Entities contributes to or performs any of Molecular Partners’ obligations hereunder, payments made by or on behalf of Molecular Partners to each such Covered Individual and Entity or other compensation or consideration received by each such Covered Individual and Entity on account of its contributions to or performance of any of Molecular Partners’ obligations hereunder shall (i) comply with all Applicable Laws, (ii) represent fair market value, (iii) not be determined in a manner that that takes into account the volume or value of any future business that might be generated between the Parties, and (iv) not be construed to require a Covered Individual or Entity to promote, purchase, prescribe, or otherwise recommend an Amgen Therapeutic Product being marketed or under development. For the purposes of this Section 11.3(f): (1) “Covered Individuals and Entities” (or, in the singular, “Covered Individual and Entity”) means any one or more of an HCP or HCI and entities owned or operated by one or more HCP or HCI; (2) ”Healthcare Professional” or “HCP” means any person licensed to prescribe an Amgen product, as well as anyone working for a person licensed to prescribe an Amgen product and in a position to influence a purchasing decision, including physicians and other providers (e.g., nurses, pharmacists, dialysis providers, and other medical office personnel);

(3) ”Healthcare Institution” or “HCI” means a facility that provides health maintenance, or treats illness and injury, and can include any hospital, convalescent hospital, dialysis center, health clinic, nursing home, extended care facility, or other institution devoted to the care of sick, infirm, or aged persons, and is in a position to purchase or influence a purchasing decision for any human therapeutic product marketed, distributed, or sold or any service related thereto provided by or on behalf of Amgen or any of its Affiliates (hereinafter an “Amgen Therapeutic Product”).
11.4    Disclaimer. Each Party understands that the Products are the subject of ongoing clinical research and development and that the other Party cannot assure the safety, usefulness, of efficacy of Products.
11.5    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
ARTICLE 12
INDEMNIFICATION
12.1    Indemnification by Molecular Partners. Molecular Partners shall defend, indemnify, and hold Amgen, its Affiliates, and each of their respective officers, directors, employees, and agents (the “Amgen Indemnitees”) harmless from and against any and all costs, fees, expenses, losses, liabilities and damages (including reasonable attorneys’ fees) (collectively, “Losses”) to the extent resulting from claims, suits, proceedings, or causes of action brought by a Third Party (“Claims”) against such Amgen Indemnitee that arise from or are based on (a) the Exploitation of MP Combination Therapies or the Licensed Bispecific by Molecular Partners or on behalf of Molecular Partners, its Affiliates, sublicensees (excluding Amgen), or distributors; (b) a material breach by Molecular Partners of this Agreement; (c) the willful misconduct, recklessness, gross negligence or fraud of Molecular Partners, its Affiliates, or the officers, directors, employees, agents, consultants, or contractors of Molecular Partners or its Affiliates; or (d) the failure of any Licensed Bispecific supplied by Molecular Partners pursuant to this Agreement to have been manufactured (i) in compliance with the applicable specifications with respect thereto or (ii) in compliance with GMP and any other Applicable Law. The foregoing indemnity obligation does not apply to the extent that such Losses results from any activities set forth in Section 12.2 for which Amgen is obligated to indemnify Molecular Partners Indemnitees. Any amounts paid as indemnification pursuant to this Section 12.1 shall be borne solely by Molecular Partners and shall not be included in Development Costs.

12.2    Indemnification by Amgen. Amgen shall defend, indemnify, and hold Molecular Partners, its Affiliates, and each of their respective officers, directors, employees, and agents, (the “Molecular Partners Indemnitees”) harmless from and against any and all Losses to the extent resulting from any Claims against such Molecular Partners Indemnitee that arise from or are based on (a) the Exploitation of Combination Therapies or the Licensed Bispecific by Amgen or on behalf of Amgen, its Affiliates, Sublicensees, or distributors; (b) a material breach by Amgen of this Agreement; (c) the willful misconduct, recklessness, gross negligence or fraud of Amgen, its Affiliates, Sublicensees, or the officers, directors, employees, agents, consultants, or contractors of Amgen, its Affiliates, or Sublicensees; (d) the failure of any Licensed Bispecific supplied by Amgen pursuant to this Agreement to have been manufactured (i) in compliance with the applicable specifications with respect thereto or (ii) in compliance with GMP and any other Applicable Law. The foregoing indemnity obligation shall not apply to the extent that such Losses results from any activities set forth in Section 12.1 for which is Molecular Partners obligated to indemnify Amgen Indemnitees. Any amounts paid as indemnification pursuant to this Section 12.2 shall be borne solely by Amgen and shall not be included in Development Costs.
12.3    Indemnification Procedures. The foregoing indemnity obligations shall be conditioned upon (a) the indemnified Party (“Indemnified Party”) promptly notifying the indemnifying Party (“Indemnifying Party”) in writing of the assertion or the commencement of the relevant Claims (provided, however, that any failure or delay to notify shall not excuse any obligation of the Indemnifying Party, except to the extent the Indemnifying Party is actually prejudiced thereby), (b) the Indemnified Party granting the Indemnifying Party sole management and control, at the Indemnifying Party’s sole expense, of the defense of such Claims and its settlement, provided, however, that the Indemnifying Party shall not settle any such Claims without the prior written consent of the Indemnified Party if such settlement does not include a complete release from liability or if such settlement would involve the Indemnified Party undertaking an obligation (including the payment of money by the Indemnified Party), would bind or impair the Indemnified Party, or includes any admission of wrongdoing by the Indemnified Party or that any intellectual property or proprietary right of Indemnified Party or this Agreement is invalid, narrowed in scope or unenforceable, and (c) the Indemnified Party reasonably cooperating with the Indemnifying Party (at the Indemnified Party’s expense). The Indemnified Party shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. Notwithstanding the foregoing, the Indemnified Party may employ separate counsel reasonably acceptable to the Indemnifying Party at the Indemnifying Party’s expense and to control its own defense of the applicable Claims if: (i) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided that in no event will the Indemnifying Party be required to pay fees and expenses under this sentence for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. In such event, the Indemnified Party shall not settle or compromise such Claims without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

12.4    Insurance. Each Party shall self-insure or procure and maintain insurance, including product liability insurance and clinical trials insurance, with minimum limits with respect to its activities hereunder that are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold. Such insurance does not create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12. Each Party shall provide the other with written evidence of such insurance upon request. Each Party’s products liability policy shall include the other Party as an additional insured. Each Party shall provide the other with written notice at least [***] prior to the cancellation, nonrenewal or material change in such insurance or selfinsurance which materially adversely affects the rights of the other Party hereunder. All required policies of each Party must have a minimum [***] rating.
ARTICLE 13
CONFIDENTIALITY
13.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for the [***] period following the expiration or termination of this Agreement each Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party except for that portion of such information or materials that the receiving Party can demonstrate:
(a)    was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)    is subsequently disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or
(e)    is independently discovered or developed by the receiving Party or its Affiliate without the aid, application or use of Confidential Information.
Notwithstanding Section 1.45, (i) all Information with respect to Assigned Improvements is the Confidential Information of Molecular Partners and (ii) all Information with respect to Joint Inventions is the Confidential Information of both Parties. The terms of this Agreement are the Confidential Information of both Parties. The exceptions set forth in subsections (a)–(e) above apply to such Confidential Information to the extent applicable.

13.2    Restrictions. The receiving Party shall keep all of the disclosing Party’s Confidential Information in confidence with the same degree of care with which the receiving Party holds its own Confidential Information (but in no event less than a commercially reasonable degree of care). The receiving Party shall not use the disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. The receiving Party has the right to disclose the disclosing Party’s Confidential Information without the disclosing Party’s prior written consent to the receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are bound by restrictions on use and disclosure consistent with this Article 13. The receiving Party shall use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 13.2. The receiving Party assumes responsibility for those entities and persons maintaining the disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.
13.3    Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following situations:
(a)    filing or prosecuting Patents in accordance with Section 10.2;
(b)    regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the SEC or FDA, with respect to a Product;
(c)    prosecuting or defending litigation;
(d)    complying with Applicable Laws, including regulations promulgated by securities exchanges;
(e)    disclosure of the terms of this Agreement to any bona fide [***] collaborator so long as such Person does not have a competing product to any Product, and provided that each disclosee must be bound by obligations of confidentiality and non-use at least as restrictive in scope to those set forth in this Article 13 prior to any such disclosure; and
(f)    disclosure of any results or status reports (including data from any Clinical Trials) to any bona fide [***] collaborator, provided that each disclosee must be bound by obligations of confidentiality and non-use at least as restrictive in scope as those set forth in this Article 13 prior to any such disclosure, and, provided, further, that such Party shall notify the other Party of any disclosure under this Section 13.3(f), including, a reasonably detailed description of the type of information to be disclosed and, solely if permitted by the terms of a written agreement with the disclosee, the name of the disclosee.
Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 13.3(a), 13.3(b), 13.3(c) or 13.3(d), such Party shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.
13.4    Publicity.
(a)    Press Release. The Parties shall make a joint public announcement of the execution of this Agreement in the form attached as Exhibit 13.4(a), which shall be issued on or immediately after the Effective Date. After release of such press release, neither Party shall make any public announcements concerning the material terms of this Agreement or any activities hereunder without the other Party’s prior written consent. If a Party desires to subsequently make a public announcement concerning the material terms of this Agreement or any activities hereunder, such Party shall give reasonable (at least [***]) prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), except that in the case of a press release or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within [***] after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party or by the other Party, provided such information remains accurate as of such time.
(b)    Public Filings. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the SEC or other Governmental Authorities. Each Party may make such a required filing, provided that it initially file a redacted copy of this Agreement approved by both Parties (“Redacted Agreement”) and request confidential treatment of the terms redacted from this Agreement for a reasonable period of time. In the event of any such filing, each Party shall (i) permit the other Party to review and comment upon such request for confidential treatment and any subsequent correspondence with respect thereto at least [***] in advance of its submission to the SEC or such other Governmental Authorities, (ii) reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed, (iii) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority, if any, solely with respect to such confidential treatment request and promptly advise the other Party of any other communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (iv) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period, where available, and (v) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use commercially reasonable efforts to support the redactions in the Redacted Agreement as originally filed (to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed) and, to the extent reasonably practicable, not agree to any changes to the Redacted Agreement without first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.
13.5    Publications.
(a)    General. The Parties shall coordinate on the general publication strategy and presentation calendar through the JSC; provided, that Molecular Partners may publish the publications set forth on Exhibit 13.5(a), which are pending as of the Effective Date. No publication shall include the other Party’s Confidential Information without the prior written consent of such other Party. A Party seeking publication shall provide the other Party the opportunity to review and comment on any proposed publication that relates to a Product at least [***] prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within [***] after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. In addition, the Party seeking publication shall delay the submission for a period up to [***] if the other Party can demonstrate reasonable need for such delay, including the preparation and filing of a patent application. If the other Party fails to provide its comments to the Party seeking publication within such [***] period, such other Party shall be deemed not to have any comments, and the Party seeking publication may publish in accordance with this Section 13.5 after the [***] period has elapsed; provided that such publication does not include Confidential Information of the other Party. The Party seeking publication shall provide the other Party a copy of the abstract, presentation or manuscript at the time of the submission. Each Party shall acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate. The Parties agree that such publications will be consistent with International Committee of Medical Journal Editors authorship guidelines.
(b)    Licensed Bispecific and Combination Therapies. Amgen has the sole right to approve in advance publications and scientific presentations related to the Licensed Bispecific or Combination Therapies, such approval not to be unreasonably withheld, conditioned or delayed, and to issue press releases (except with respect to the terms of this Agreement, which is governed by Section 13.4(a)) and to make other public disclosures regarding the Licensed Bispecific or Combination Therapies (including with respect to Development, Commercialization and regulatory matters), and Molecular Partners will not do so without Amgen’s prior written consent, not to be unreasonably withheld, conditioned or delayed, except as required by Applicable Law; provided that any publication or presentation to be made by Amgen that names Molecular Partners will require the prior consent of Molecular Partners, such consent not to be unreasonably withheld, conditioned or delayed.
(c)    MP Combination Therapies. Subject to this Section 13.5(c), Molecular Partners has the sole right to publish and make scientific presentations related to the MP Combination Therapies, and to make other public disclosures regarding the MP Combination Therapies (including with respect to development, commercialization and regulatory matters); provided that Amgen shall have the right to approve the portions of such presentations and disclosures related to the Licensed Bispecific, such consent not to be unreasonably withheld, conditioned or delayed; provided, that if Amgen does not approve any portion of a presentation or disclosure related to the Licensed Bispecific, Amgen shall reasonably cooperate with Molecular Partners to identify alternative language reasonably suitable to the Parties. If Amgen is required by Applicable Law to make any publication related to the MP Combination Therapies, then it shall notify Molecular Partners and Molecular Partners shall reasonably cooperate with Amgen on making such required disclosure.
13.6    Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the Applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.
ARTICLE 14
TERM AND TERMINATION
14.1    Term. This Agreement is effective on the Effective Date and, unless earlier terminated pursuant to this Article 14, will expire on a country-by-country basis upon the expiration of the Royalty Term for all Products in such country (the “Term”).
14.2    Termination by Amgen at Will. Amgen may terminate this Agreement in its entirety upon [***]. During such notice period, (i) Amgen shall continue to perform all of its obligations under this Agreement, including performing all Development activities allocated to it the Development Plan then in effect in accordance with the terms and conditions of this Agreement and bearing its share of all Development Costs incurred during such notice period, and (ii) Amgen shall not take any action that would reasonably be expected to materially adversely affect or impair the further Development or Commercialization of the Products.
14.3    Termination by Either Party for Breach.
(a)    Breach. Subject to Section 14.3(b), either Party may terminate this Agreement in its entirety upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach by the alleged breaching Party in reasonable detail, fails to cure such material breach within [ninety (90) days] from the date of such notice (or within [thirty (30) days] from the date of such notice with respect to payments due under Article 9).

(b)    Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 14.3(a), and such alleged breaching Party provides the other Party notice of such dispute and its intention to seek arbitration pursuant to Article 15 within the cure period, then the non-breaching Party may not terminate this Agreement under Section 14.3(a) unless and until an arbitrator, in accordance with Article 15, has determined (and without possibility of appeal) that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within [***] following such decision of such arbitrator or court (or within [***]from the dat e of such decision with respect to payments due hereunder). During the pendency of any such dispute, the terms and conditions of this Agreement remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
14.4    Termination for Insolvency. If, at any time during the Term (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process, then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement in its entirety upon written notice to the extent permitted under Applicable Law.
14.5    Effects of Termination of this Agreement. Upon any termination of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):
(a)    Licenses. The licenses granted in Article 3 shall terminate.
(b)    Assignment of Sublicenses. Any sublicense granted by Amgen pursuant to Section 3.3 will automatically terminate, unless Molecular Partners has explicitly approved survival of such sublicense in writing, in which case all rights under such sublicense shall be deemed to survive termination as long as such Sublicensee complies with its obligations thereunder, and provided that in no event will Molecular Partners be obligated to fulfill any of Amgen’s obligations under such sublicense.
(c)    Grant-Back Licenses. At Molecular Partner’s election, Amgen shall and hereby does grant to Molecular Partners, effective upon such termination:
(i)    an exclusive, worldwide license, with the right to grant multiple tiers of sublicenses, under the Arising Amgen Patents [***] for the [***] the Licensed Bispecific (as it existed on the date of such termination), and would be infringed by Molecular Partners’ [***], absent a license, [***];

(ii)    a non-exclusive, worldwide license, with the right to grant multiple tiers of sublicenses, under the Data from [***] the Licensed Bispecific (as it existed on the date of such termination);
(iii)    a non-exclusive, worldwide license, with the right to grant multiple tiers of sublicenses, under the Amgen Know-How [***]for the manufacture of the Licensed Bispecific (as it existed on the date of such termination[***]; and
provided, however, that any costs payable by Amgen to a Third Party licensor (whether as royalty or milestone payments or any other costs) as a result of the Exploitation of Licensed Bispecifics by Molecular Partners, its Affiliates, or sublicensees shall be borne by Molecular Partners and Molecular Partners shall be responsible for any other Third Party costs incurred in association with such license grant. [***]. The Parties shall negotiate in good faith a license agreement on commercially reasonable terms within [***] of the effective date of termination. The terms of such license agreement shall take into account the comparable market terms from other transactions [***] for an exclusive license agreement. If the Parties are unable to agree on the terms of such royalty-bearing license within such [***] period, the Parties shall resolve the matter through baseball arbitration pursuant to Section 15.11. Irrespective of whether the Licensed Bispecific has achieved Proof of Concept, if this Agreement is terminated by Amgen pursuant to Section 14.3 following a final determination pursuant to Article 15 that Molecular Partners materially breached its obligations under this Agreement and Molecular Partners elects to take a license under this Section 14.5(c), then Molecular Partners shall pay Amgen a [***] royalty on Net Sales of Licensed Bispecific sold by or on behalf of Molecular Partners (which royalty will be in addition to any applicable royalty amount negotiated by the Parties pursuant to this Section 14.5(c)). The foregoing remedy shall not be deemed to be the exclusive remedy for breach of this Agreement by Molecular Partners but shall be in addition to any and all other remedies available at law or in equity.
(d)    Ongoing Clinical Trials. Unless this Agreement was terminated by Amgen for good faith medical or scientific safety reasons with respect to the Licensed Bispecific, Amgen shall endeavor in good faith to advance to a reasonable conclusion or transition point any Phase 1 Clinical Trials or Phase 2 Clinical Trials ongoing as of the applicable notice of termination. After the applicable notice of termination but prior to the effective date of termination, the Parties shall each be responsible for Development Costs of such Clinical Trial as is set forth in Section 4.3. After the effective date of termination, Molecular Partners shall be responsible for all Development Costs incurred by Amgen to advance to a reasonable conclusion or transition point any ongoing Phase 1 Clinical Trials or Phase 2 Clinical Trials. Amgen shall otherwise responsibly wind-down all Clinical Trials ongoing as of the applicable notice of termination, in accordance with accepted pharmaceutical industry norms and ethical practices and all Applicable Laws; provided, however, that, upon reasonable request of Molecular Partners, Amgen shall reasonably consider transferring such Phase 1 Clinical Trials and Phase 2 Clinical Trials to Molecular Partners, including assignment of Third Party contracts and supply of Licensed Bispecific and Amgen Products, on terms to be agreed by the Parties, with the objective of minimizing disruption to the Development and Commercialization of the Licensed Bispecific.

(e)    Transition. Amgen shall reasonably cooperate with Molecular Partners and its designee(s) to facilitate an orderly and prompt transition of the Exploitation of the Licensed Bispecific to Molecular Partners and its designees in accordance with a transition plan to be reasonably agreed by the Parties, such plan not to exceed a period of [***] following the effective date of termination and for which Molecular Partners will reimburse Amgen for its reasonable internal costs (at the FTE Rate) and external costs incurred in connection with completing such transfer. The Parties shall include in such transition plan (i) the transfer to Molecular Partners or its designee the Amgen Know-How to which Molecular Partners is granted a license under Section 14.5(c), (ii) an obligation of Amgen to assign to Molecular Partners all then-existing Third Party agreements that relate solely to the Licensed Bispecific that specifically permit the assignment by Amgen to Molecular Partners without payment (or if such assignment is not permitted by such Agreement, to reasonably advise Molecular Partners with respect to their negotiation for the continuation of such services from such entity), and (iii) the transfer to Molecular Partners of prosecution, maintenance, and enforcement rights with respect to Joint Patents claiming Combination Inventions (for which Amgen will retain the consultation rights and rights of review and comment set forth in Section 10.2(b) and 10.3(b)(iii)).
(f)    Marks. Upon Molecular Partners’ request, Amgen shall and hereby does grant to Molecular Partners an exclusive license to the Marks used or to be used solely with the Licensed Bispecific (excluding any such Marks that relate to Amgen Products or Combination Therapies or that include, in whole or part, any corporate name or logo of Amgen or its Affiliate or Sublicensee), including any goodwill associated therewith. Molecular Partners shall record such assignment in the Territory with the appropriate Governmental Authority and shall bear all costs associated with such assignment and recordation. Amgen shall cooperate in facilitating such assignment and recordation by timely executing all necessary documents provided to it by Molecular Partners.
(g)    Regulatory Materials. Upon Molecular Partners’ request, Amgen shall and hereby does transfer and assign to Molecular Partners, to the extent it is legally permitted to do so, (i) any material Regulatory Materials that are solely and exclusively related to the Licensed Bispecific and (ii) any other Regulatory Approvals that are solely and exclusively related to Licensed Bispecific, in each case, owned by Amgen (or any of its Affiliates) as of the effective date of termination and necessary to further Exploit the Licensed Bispecific. All expenses in relation to such transfer and assignment will be borne by Molecular Partners. Amgen hereby consents and grants to Molecular Partners the right to reference (without any further action required on the part of Amgen, whose authorization to file this consent with any Regulatory Authority is hereby granted) to (1) any Regulatory Materials and other Regulatory Approvals Amgen is not legally permitted to transfer and assign to Molecular Partners or for which Molecular Partners otherwise fails to obtain assignment and (2) any material Regulatory Materials related to the Licensed Bispecific that are not solely and exclusively related to the Licensed Bispecific.
(h)    Remaining Inventories. Molecular Partners may purchase from Amgen any or all of the inventory of Licensed Bispecific held by Amgen as of the effective date of termination at a price equal to [***]. Molecular Partners shall notify Amgen within [***] after the effective date of termination whether Molecular Partners elects to exercise such right.
14.6    Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
14.7    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Molecular Partners and Amgen are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code. Each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the United States Bankruptcy Code, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party and (b) the Bankrupt Party shall not interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity. The “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Products, filings with Regulatory Authorities and related rights and Molecular Partners Know-How in the case that Molecular Partners is the Bankrupt Party and Amgen Know-How in the case Amgen is the Bankrupt Party.
14.8    Survival. In addition to the expiration consequences set forth in Section 14.1 or the termination consequences set forth in Section 14.5, the following provisions shall survive termination or expiration of this Agreement: Article 1 (to the extent such definitions are used in surviving provisions), Article 12 (with respect to claims for which the cause of action arose prior to the effective date of termination), and Article 15, and Section 4.6, Section 7.3, Section 9.3 (with respect to a Milestone Event reached prior to such expiration or termination), Sections 9.4 and 9.5 (each with respect to sales of the Licensed Bispecific made before such expiration or termination), Sections 9.7 through 9.11 inclusive (with respect to periods with sales of Licensed Bispecific made before such expiration or termination), Sections 10.1(a)–(g) (inclusive), Sections 10.3, 10.5 and 10.6 (with respect to any enforcement, infringement or defense action initiated in good faith prior to such expiration or termination), Sections 13.1, 13.2, and 13.3 (each for the [***] period following the expiration or termination of this Agreement), this Section 14.8, Section 16.1, Section 16.4, Section 16.5, Section 16.12, Section 16.13, Section 16.15, and Section 16.17. For any surviving provisions requiring action or decision by the JSC or an Executive Officer, each Party shall appoint representatives to act as its JSC members or Executive Officer, as applicable. Termination or expiration of this Agreement are neither Party’s excusive remedy. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect. All other rights and obligations will terminate upon termination or expiration of this Agreement.
ARTICLE 15
DISPUTE RESOLUTION
15.1    Disputes. The Parties recognize that controversies or claims arising out of, relating to or in connection with any provision of this Agreement as to certain matters may from time to time arise that relate to either Party’s rights or obligations hereunder (collectively, “Disputes”). It is the objective of the Parties to establish procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, except as provided otherwise in Sections 2.2(f) and 15.10, the Parties shall follow the procedures set forth in this Article 15 to resolve any Dispute.
15.2    Internal Resolution. With respect to all Disputes, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such Dispute within [***] after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within [***] after such referral, including at least [***] in-person meeting of the Executive Officers within [***] after such notice is received. Any Disputes that are not resolved under this Section 15.2 within [***] after referral to the Executive Officers shall be finally resolved in accordance with Section 15.3. The time periods set forth in this Section 15.2 may be extended by mutual written agreement of the Parties.
15.3    Submission to Arbitration for Resolution. If the Executive Officers are not able to resolve such Dispute referred to them under Section 15.2, then such Dispute shall be resolved by final and binding arbitration conducted in accordance with the terms of this Section 15.3; provided, that Disputes arising from Section 14.5(c) will be resolved pursuant to Section 15.11. The arbitration will be submitted to the International Institute for Conflict Prevention and Resolution and conducted in accordance with that entity’s Administered Arbitration of International Disputes (the “Rules”) then in effect, except as modified herein. The arbitration hearing shall be held in New York. The arbitration will be conducted by a panel of [***]

independent arbitrators with significant experience in the pharmaceutical industry. Each Party shall select [***] arbitrator and those [***] arbitrators shall select the [***] arbitrator within [***] of the [***] arbitrator’s appointment. The arbitration will be conducted in English. The Parties shall make reasonable efforts to conclude the arbitration as promptly as possible. The Parties shall require the arbitrators to render a written decision no later than [***]following the selection of the [***] arbitrator, including a basis for any damages awarded and a statement of how the damages were calculated; provided that such time period may be extended by agreement of the Parties or upon petition by either Party to extend such time period to avoid manifest injustice. If the final award is rendered after this time period expires, the Parties agree this shall not be a basis to seek to vacate, set aside or resist enforcement of the award.
15.4    Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, United States of America, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The provisions of the United Nations Convention on the International Sale of Goods shall not apply to this Agreement.
15.5    Award
. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 15.3 shall be promptly paid in Dollars; and any costs incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 15, and agrees that judgment may be entered upon the final award in the United States District Court in New York (Southern District) or any other court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of any damages incurred for breach of this Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrators. With respect to money damages, nothing contained herein shall be construed to permit the arbitrators or any court or any other forum to award any damages excluded by the limitations of liabilities set forth in Section 16.12.
15.6    Costs. Each Party shall bear its own legal fees.
15.7    Injunctive Relief. Nothing in this Article 15 precludes either Party from seeking interim equitable relief or other interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order or preliminary injunction, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 15.7 limits a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 14.3.
15.8    Confidentiality. The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any Dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the protection or pursuit of a legal right, including the enforcement or challenge of such award or as otherwise required by Applicable Law.
15.9    Jurisdiction. For the purposes of this Article 15, the Parties acknowledge their diversity (Amgen having its principal place of business in Thousand Oaks, California, United States of America and Molecular Partners having its principal place of business in Zurich-Schlieren, Switzerland) and agree to accept the jurisdiction of any United States District Court for the Southern District of New York, New York solely for the purposes of enforcing any awards rendered in an arbitration pursuant to this Article 15 and for enforcing the agreements reflected in this Article 15.
15.10    Patent and Trademark Disputes. Notwithstanding Section 15.3, any Dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents or Marks covering the manufacture, use, importation, offer for sale or sale of Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.
15.11    Baseball Arbitration. This Section 15.11 applies to Disputes arising under Section 14.5(c) to be resolved by baseball arbitration. Baseball arbitration will be conducted by [***]arbitrator who shall be reasonably acceptable to the Parties and who shall be appointed in accordance with the Rules. If the Parties are unable to select an arbitrator within [***] following notice from either Party that it elects to resolve a Dispute through baseball arbitration under the terms of this Section 15.11, then the arbitrator will be appointed in accordance with the Rules. Within [***] after the selection of the arbitrator, each Party shall submit to the arbitrator and to the other Party a proposed resolution of the Dispute that is the subject of the arbitration, together with any relevant evidence in support thereof (the “Proposals”). The Parties shall meet and confer on the amount and type of evidence that may be submitted to the arbitrator but, if the Parties are unable to agree, the arbitrator shall decide. Within [***] after the delivery of the last Proposal to the arbitrator, each Party may submit a written rebuttal of the other Party’s Proposal and may also amend and re-submit its original Proposal. The Parties and the arbitrator shall meet within [***] after the Parties have submitted their final Proposals (and rebuttals, if any), at which time each Party shall have [***] to argue in support of its Proposal. The Parties may not call any witnesses in support of their arguments, nor compel any production of documents or take any discovery from the other Party in preparation for the hearing; provided, that a Party may take such actions in preparation for its submission of evidence. Within [***] after such hearing, the arbitrator shall select one of the final Proposals as the resolution of the Dispute, but may not alter the terms of either final Proposal and may not resolve the Dispute in a manner other than by selection of one of the submitted final Proposals. The Parties agree that if the final award is rendered after this time period expires, it shall not be a basis for vacatur or grounds to resist enforcement of the award. If a Party fails to submit a Proposal within the initial [***] time frame set forth above, the arbitrator shall select the Proposal of the other Party as the resolution of the Dispute.

ARTICLE 16
MISCELLANEOUS
16.1    Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant to the Confidentiality Agreement. In the event of any inconsistency between any plan hereunder (including the Development Plan) and this Agreement, the terms of this Agreement will prevail. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
16.2    Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement if such performance is prevented or delayed by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party; provided, that such excuse continues so long as the condition constituting the force majeure event continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure event means an event or condition beyond the reasonable control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, bank failure, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person or entity engaged in the same type of undertaking under the same or similar circumstances).
16.3    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, (b) [***] after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested, or (c) when received, if delivered by electronic mail promptly followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 16.3.
If to Molecular Partners:    [***]
With a copy to:     [***]
If to Amgen:    [***]
With a copy to:     [***]

16.4    Interpretation. The headings in this Agreement are inserted solely for convenience and ease of reference and do not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article include all Sections, subsections and paragraphs in such Article, and references to any Section include all subsections and paragraphs in such Section. The word “including” and similar words means including without limitation. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. The word “or” is disjunctive but not necessarily exclusive. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, are not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language controls its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement will be in the English language.
16.5    No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Article 12 (with respect to which the persons to which Article 12 applies shall be Third Party beneficiaries for Article 12 only in accordance with the terms and conditions of Article 12).
16.6    Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any sale of all or substantially all of the assets of the Party that relate to this Agreement to a Third Party, whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets or otherwise (a “Sale Transaction”), provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. A copy of such written agreement by such assignee shall be provided to the non-assigning Party within [***] of execution of such written agreement. Molecular Partners shall not assign or otherwise transfer to any Third Party ownership (or equivalent rights) of any Molecular Partners Patents existing as of the Effective Date or during the Term, unless the party to which such Molecular Partners Patent is assigned or otherwise transferred expressly agrees in writing to assume and be bound by all relevant terms and conditions applicable to Molecular Partners and such Molecular Partners Patent under this Agreement. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any attempted assignment of this Agreement in contravention of this Section 16.6 shall be null and void.

16.7    Rights upon Change of Control of Molecular Partners. Upon the consummation of any Change of Control of Molecular Partners, Molecular Partners’ rights [***] pursuant to Section 4.1(b), Section 5.1(e), and Section 6.1 shall terminate.
16.8    Sale Transaction or Acquisition. In the event of (a) a Sale Transaction involving Amgen or Molecular Partners, as applicable, or (b) the acquisition by Amgen or Molecular Partners, as applicable, of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Acquiree”), whether by merger, sale of stock, sale of assets or otherwise, the intellectual property rights of the Third Party acquirer in a Sale Transaction or the Acquiree, as applicable, shall not be included in the Patents or Know-How licensed hereunder by Molecular Partners to Amgen or Amgen to Molecular Partners, as applicable, or otherwise subject to this Agreement.
16.9    Performance by Affiliates. Subject to the limitations of Section 3.3, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
16.10    Further Actions. Each Party shall execute, acknowledge, and deliver such further instruments, and shall take all such other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
16.11    Compliance with Applicable Law. Each Party shall comply with all Applicable Laws in the course of performing its obligations or exercising its rights pursuant to this Agreement, including those pertaining to privacy and data protection.
16.12    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING LOST PROFITS AND LOST SAVINGS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.12 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR SECTION 12.2, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 13, OR (C) DAMAGES RESULTING FROM A PARTY’S FRAUD, WILFUL MISCONDUCT OR GROSS NEGLIGENCE.
16.13    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
16.14    Non-Use of Names. Molecular Partners shall not use the name, trademark, logo, or physical likeness of Amgen or any of its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Amgen’s prior written consent. Molecular Partners shall require its Affiliates to comply with the foregoing. Amgen shall not use the name, trademark, logo, or physical likeness of Molecular Partners or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Molecular Partners’ prior written consent. Amgen shall require its Affiliates and Sublicensees to comply with the foregoing.
16.15    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
16.16    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint venturers between the Parties. No Party shall take a position, or cause or permit any of its Affiliates, to take any position inconsistent with this Section 16.16 (including in the filing of Tax returns and in the course of any Tax audit, review or litigation) unless otherwise required by a determination of a Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
16.17    Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
[Signature Page Follows]

In Witness Whereof, the Parties have executed this Collaboration and License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Molecular Partners AG		Amgen Inc.

By:	/s/ Patrick Amstutz	By:	/s/ Robert A. Bradway

Name:	Patrick Amstutz	Name:	Robert A. Bradway

Title:	CEO	Title:	Chairman of the Board, President and
Chief Executive Officer

By:	/s/ Julien Gander

Name:	Julien Gander

Title:	General Counsel

Exhibit 1.100
Licensed Bispecific

[***]

Exhibit 1.115
Molecular Partners Patents
[***]

Exhibit 4.2
Initial Development Plan

[***]

Exhibit 11.2(c)
In-Licensed Molecular Partners Patents

[***]

Exhibit 13.4(a)
Press Release
[***]

Exhibit 13.5(a)
Pending Publications

[***]